As filed with the Securities and Exchange Commission on July 28, 2017

Registration No. 333-219094

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

form s-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IMMUNE PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Delaware	2836	52-1841431
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Elliot Maza

Interim Chief Executive Officer

550 Sylvan Avenue

Englewood Cliffs, NJ 07632

Telephone: (201) 608-5101

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard A. Friedman, Esq.

Stephen A. Cohen, Esq.

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza, 39th Floor

New York, NY 10112

Telephone: (212) 653-8700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided in Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share-Private Placement Offering	2,205,809	$2.83	$6,242,439	$723.50
Common stock, $0.0001 par value per share	310,850	$2.83	879,706	101.96
Common Stock, $0.0001 par value per share underlying Warrants	83,333	2.83	235,832	27.33
Total	2,599,992	$2.83	$7,357,977	$852.79

1)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on The NASDAQ Capital Market on June 23, 2017, which was $2.83.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is subject to completion, is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated July 28, 2017

PRELIMINARY PROSPECTUS

Immune Pharmaceuticals Inc.

Up to 2,599,992 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of Immune Pharmaceuticals Inc., a Delaware corporation (the “Company”) identified in this prospectus of up to 2,599,992 shares of our common stock, par value par value $0.0001 per share (“Common Stock”), including 341,455 outstanding shares, 2,175,204 shares issuable upon conversion of outstanding convertible notes and debentures, and 83,333 shares issuable upon exercise of outstanding warrants. All of these shares of Common Stock are being offered for resale by the selling stockholders, which the selling stockholders initially purchased form the Company in private placement transactions. For a description of the transactions pursuant to which this resale registration statement relates, please see “Recent Unregistered Financings.”

The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders.

We will bear all costs relating to the registration of these shares of our common stock, other than any selling stockholders legal or accounting costs or commissions.

Our common stock is listed on The NASDAQ Capital Market under the symbol “IMNP”. The closing price of our common stock on July 26, 2017, as reported by The NASDAQ Capital Market, was $2.35 per share.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 12 of this prospectus and elsewhere in this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated July 28, 2017

ABOUT THIS PROSPECTUS

You should read this prospectus and the information incorporated by reference in this prospectus before making an investment in the securities of Immune Pharmaceuticals Inc. See “Where You Can Find More Information” for more information beginning on page 48. You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus, or in any document incorporated by reference, is accurate only as of the date on the front cover of this prospectus or the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our website is not part of this prospectus.

Ceplene®, crolibulinTM, Azixa®, AmiKetTM and LidoPain® are trademarks that we own. This prospectus contains references to our trademarks. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references, or the lack thereof, are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PROSPECTUS SUMMARY

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. From time to time, we may amend, update or supplement this prospectus from time to time by filing amendments or supplements as required. The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements and related notes thereto appearing elsewhere in this prospectus and incorporated by reference. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the risk factors and the financial statements and related notes included in this prospectus and incorporated by reference. As used in this prospectus, unless the context indicates or otherwise requires, the “Company,” “we,” “us,”, “our” or “Immune” refer to Immune Pharmaceuticals Inc., a Delaware corporation, and its subsidiaries.

Overview

Immune Pharmaceuticals Inc., together with its subsidiaries (collectively, “Immune” or the “Company”) is a clinical stage biopharmaceutical company specializing in the development of novel targeted therapeutic agents in the fields of immuno-inflammation, dermatology and immuno-oncology. The Company’s lead product candidate is bertilimumab, a clinical-stage, first-in-class, fully human antibody, which targets eotaxin-1, a key regulator of immuno-inflammation. The Company’s asset portfolio includes NanoCyclo, a topical nanocapsule formulation of cyclosporine-A, for the treatment of atopic dermatitis and psoriasis, AmiKet, a prescription topical analgesic cream that has completed Phase II clinical trials, and LidoPAIN. The Company’s immuno-oncology pipeline includes Ceplene, which is effective for the maintenance of remission in patients with Acute Myeloid Leukemia (“AML”) and Azixa and crolibulin, two clinical-stage, vascular disrupting agents (“VDA”) which have demonstrated encouraging preliminary proof of concept study results. In addition, the Company has two immuno-oncology platform assets, consisting of a bispecific antibody platform and a nanotechnology combination platform, referred to as “NanomAbs”.

The Company’s current product portfolio is summarized below:

Product(s)/ Product Candidate(s)	Primary Indication(s)	Status	Commercialization Rights
IMMUNO-INFLAMMATION and DERMATOLOGY
	Bullous Pemphigoid	Phase II	Immune
BERTILIMUMAB	IBD (Crohn’s and ulcerative colitis)	Phase II	Immune
NANOCYCLO (cyclosporin-A)	Atopic Dermatitis, Psoriasis	Preclinical	Immune
IMMUNO-ONCOLOGY
		Phase III (US)	Immune (Americas, Israel)
Ceplene/IL-2	Acute Myeloid Leukemia	Approved (EU)	Meda AB (EU, RoW)
Crolibulin	Solid Tumors	Phase II	Immune
Azixa	Glioblastoma multiforme	Phase II	Immune
NanomAbs	Solid Tumors	Preclinical	Immune
Bispecific Antibodies	Oncology	Preclinical	Immune
PAIN
AmiKet	Neuropathic Pain	Phase II	Immune
LidoPAIN	Pain	Phase II	Immune

History- Reverse Merger

On August 25, 2013, Immune (formerly, EpiCept Corporation), a Delaware corporation, closed a merger transaction (the “Merger”) with Immune Pharmaceuticals Ltd., a privately held Israeli company, or Immune Ltd., pursuant to a definitive Merger Agreement and Plan of Reorganization, dated as of November 7, 2012, as amended (the “Merger Agreement”) by and among Immune, EpiCept Israel Ltd., or the Merger Sub, an Israeli company and a wholly-owned subsidiary and Immune Ltd. Pursuant to the Merger Agreement, Merger Sub merged with and into Immune Ltd., following which Immune Ltd. became a wholly-owned subsidiary of Immune and the former stockholders of Immune Ltd. received shares of Immune that constituted a majority of the outstanding shares of Immune.

Reverse Stock-Split and SEC Filings

As previously disclosed by the Company on a Current Report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2016, the Company had received a written notification from Nasdaq notifying the Company that it had failed to comply with Listing Rule 5550(a)(2) (the “Rule”) because the bid price for the Company’s common stock over a period of thirty (30) consecutive business days prior to such date had closed below the minimum $1.00 per share requirement for continued listing. In accordance with Nasdaq’s Listing Rule 5810(c)(3)(A), the Company had a period of 180 calendar days, or until July 5, 2016, to regain compliance with the Rule. After determining that it would not be in compliance with the Rule by such date, the Company notified Nasdaq and applied for an extension of the cure period, as permitted under the original notification. In response, Nasdaq afforded the Company an additional 180 calendar day period to regain compliance with the minimum bid price requirement, as set forth in the Rule. In order to regain compliance with the Rule for a minimum of ten consecutive business days, on April 12, 2017, the Company announced a reverse stock split of its shares of common stock at a ratio of 1-for-20. Beginning with the opening of trading on April 13, 2017, the common stock began trading on a post-split basis on the Nasdaq Capital Market. The Company’s satisfied the Rule, and on May 24, 2017 the Company received written confirmation from Nasdaq that it has regained compliance with Rule 5550(a)(2). All share and per share amounts have been reflected on a post-split basis.

As previously reported by the Company on April 24, 2017, and as noted in the same May 24th notification letter issued by Nasdaq’s Hearing Panel (the “Panel”), the Company was further notified of additional deficiencies on April 18, 2017 and May 23, 2017, due to its failure to timely file its Form 10-K for the year ended December 31, 2016 and its Form 10-Q for the period ended March 31, 2017. On May 10, 2017, the Company provided a submission to the Panel explaining the reason for the late filings and asking that the Panel extend its listing through June 15, 2017. The Panel delayed a decision on that issue until after May 17, 2017, the date by which the Company represented it would file its delinquent Form 10-K. The Company did file the delinquent annual report on May 17, 2017, as acknowledged by the Panel, and informed the Panel shortly thereafter that it was on target to file the late Form 10-Q and regain compliance with the filing rule by June 15, 2017. The Company filed its delinquent First Quarter Report on Form 10-Q on June 14, 2017.

Accordingly, the Panel has confirmed by letter, dated June 15, 2017, that the Company had regained compliance with Nasdaq’s Listing Rule 5250(c)(1) and is in compliance with other applicable requirements as set forth in the decision and required for listing on The Nasdaq Stock Market, and has closed this matter.

Business Strategy

The Company’s core business strategy is to build a portfolio of novel immunotherapies and compounds with the potential to treat or prevent severe inflammatory diseases in dermatology, gastroenterology and cancer, develop each compound to pre-determined milestones, and license the compounds to pharmaceutical companies for advanced development and commercialization. The Company intends to obtain revenues from licensing fees, milestone payments, development fees, royalties and/or sales related to the use of our drug candidates or intellectual property for specific therapeutic indications or applications.

In April 2017, the Company announced a corporate restructuring with the objective of prioritizing and segregating its research and development efforts on a focused set of products in inflammatory disease and dermatology and strengthening its financial position. Under this strategy, the Company intends to focus its business immuno-inflammation in general, immuno-dermatology in particular, by developing its core asset, bertilimumab, and by developing topical nano-cyclosporine for the treatment of atopic dermatitis and moderate psoriasis. The Company will continue to consider the optimal path forward for its pain programs, AmiKet and LidoPAIN.

The Company currently intends to segregate its oncology business into its subsidiary, Cytovia, Inc. (“Cytovia”) and possibly pursue a spin-off of Cytovia into a separate, stand-alone company. In the event of a spin-off of Cytovia, our shareholders would likely receive an ownership interest in such stand-alone company and the Company may also retain an ownership interest in such company. Because of the uncertain nature of such spin-off transaction at this time, however, the foregoing information may change or the spin-off may not happen at all. In either case, it is the current intent that Cytovia will focus on the development and commercialization of novel immuno-oncology and hematology therapeutics, led by Ceplene, Azixa, crolibulin and the Company’s bispecific antibody platform. Additionally, Cytovia may seek to acquire commercial stage drugs in the field of immuno-oncology.

Products and Programs

Bertilimumab

The Company’s lead product candidate, bertilimumab, is a first-in-class, humanized monoclonal antibody that targets eotaxin-1, a specific chemokine that plays a role in both innate and adaptive immune responses and modulates the cross-talk between key cells involved in inflammation. Chemokines are low molecular weight molecules that have been shown as important chemical attractants of inflammatory cells to sites of inflammation and infection.

Eotaxin-1 has been shown to be highly specific for eosinophils, which are inflammatory cells that play a central role in the pathogenesis of allergic airway diseases, inflammatory bowel disease, skin conditions and potentially in many other conditions. Eotaxin-1 has been validated as a bio-marker of disease severity and a therapeutic target for several inflammatory diseases, including Bullous Pemphigoid (“BP”), Ulcerative Colitis, Crohn's Disease, Severe Atopic Dermatitis, Non-Alcoholic Steato-Hepatitis ("NASH") and severe eosinophilic asthma. Recently, eotaxin-1 has been proposed as a therapeutic target for these conditions.

Bertilimumab is a novel personalized therapy that targets and lowers eotaxin-1 levels in many inflammatory conditions. By neutralizing eotaxin-1, bertilimumab may prevent the migration of eosinophils, thus helping to relieve inflammatory conditions associated with eotaxin-1. Bertilimumab is being studied to for improvement in outcomes for patients with diseases that either do not have therapies or where the therapies have severe limitations.

Bertilimumab and Bullous Pemphigoid (“BP”)

Published studies have demonstrated that eotaxin-1 levels are significantly increased both in serum and blister fluid in patients with BP and these elevated levels correlate with disease severity. Bertilimumab may prevent eotaxin-1-induced chemotaxis of eosinophils and neutralize eotaxin-1 in the circulation, preventing eosinophil migration. Hence, bertilimumab has the potential to eliminate the eotaxin-1 positive feedback loop which is responsible for the recruitment of both eosinophils and Th2 cells to the site of inflammation in BP.

In preclinical studies, bertilimumab was shown to be safe and well tolerated in primates. In a Phase I clinical study consisting of a single administration to healthy volunteers, bertilimumab demonstrated excellent safety and tolerability (no significant adverse events and no anti- bertilimumab antibodies) and high affinity and specificity for human eotaxin-1. The drug proved to be highly selective, with rapid and lasting biological activity.

In July 2015, the Company initiated planning for a Phase II study, IMNP BP-01, Evaluation of Safety, Efficacy and Pharmacodynamic Effect of Bertilimumab in Patients with Bullous Pemphigoid, at clinical sites in Israel. Study initiation refers to the training of hospital staff to allow for patient screening and immediate patient enrollment into the clinical trial upon selection. Screening began in February 2016.

In October 2015, the Company submitted an Investigational New Drug Application (“IND”) to the U.S. Food and Drug Administration (“FDA”) to allow recruitment of patients for the IMNP BP-01 study at sites in the United States. In November 2015, the Company obtained clearance of its IND application from the FDA.

The bertilimumab Phase II BP clinical trial is designed to recruit 10-15 adults, newly diagnosed with moderate to extensive BP. Primary end points include safety and efficacy, measured by a reduction in clinical symptoms and tapering down of systemic corticosteroids.

In March 2017, Dr. Neil Korman, Director, Clinical Trials Unit, UH Cleveland Medical Center; Director, Murdough Family Center for Psoriasis, UH Cleveland Medical Center; Professor, Dermatology, CWRU School of Medicine, and member of the Company’s Scientific Advisory Board, presented preliminary data with bertilimumab from the IMNP BP-01 study at the American Academy of Dermatology 2017 Annual Meeting in Orlando, Florida. The Bullous Pemphigoid Disease Activity Index ("BPDAI") measured in the patients who completed the study was reduced by an average of 84%. Oral prednisone was tapered down to 10mg or less. No significant adverse events were reported. Based on these preliminary results, the Company submitted a request for orphan drug designation for bertilimumab in BP. Also, based on these encouraging results as well as petitions by investigators, plans were initiated to expand the study population to include patients previously diagnosed with BP who are on corticosteroids and who cannot be successfully tapered (so-called taper resistant patients) to evaluate symptomatic improvement and reduction in the use of steroids.

Set forth below is a summary of the ongoing study:

Summary of IMNP BP-01

Study Purpose and Design:	This is an open-label, proof-of-concept, single group study in adult patients with newly diagnosed, moderate to extensive BP or taper resistant patients

Duration per Patient:	The study consists of three periods: a screening period of up to 2 weeks, an open-label treatment period lasting 4 weeks, consisting of IV infusion of bertilimumab on Days 0 and 14 and 28, and a safety and efficacy follow-up period of approximately 13 weeks. Total duration: 84 to 118 days (±3 days). Patients receive concomitant oral steroids during the treatment and follow-up period

Primary Objective:	To evaluate the safety of bertilimumab

Secondary Objective:	To evaluate the preliminary evidence of clinical efficacy as measured by the BPDAI score (a severity outcome measure), proportion of patients achieving dose of prednisone 10mg/day at Day 84)

Exploratory Objective:	To determine change from baseline of biomarkers of inflammation

Study Sites:	Two study sites in Israel; six study sites in the US, all actively recruiting

Preliminary Patient Results:	• BPDAI reduced by an average of 84% • Oral prednisone was tapered down to 10mg or less. • No significant adverse events were reported.

Bertilimumab and Ulcerative Colitis (“UC”)

In June 2015, the Company initiated a Phase II study, IMNP UC-01, Evaluation of Safety, Efficacy, Pharmacokinetic and Pharmacodynamic of Bertilimumab in Patients with Active Moderate to Severe Ulcerative Colitis, at clinical sites in Israel. In 2016, the Company expanded the study to clinical sites in Russia.

IMNP UC-01 is a randomized, double blind, placebo-controlled, parallel group, multi-center study, seeking to enroll 42 adult patients with active moderate to severe UC. Eligible patients will be randomly assigned in a 2:1 ratio to one of two treatment groups, bertilimumab 10 mg/kg or matching placebo, respectively. The study consists of three periods: a screening period of up to 2 weeks, an open-label treatment period lasting 4 weeks consisting of IV infusion of bertilimumab on Days 0 and 14 and 28, and a safety and efficacy follow-up period of approximately 8 weeks. Primary end points are safety and efficacy, measured by a reduction in the Mayo Clinic Ulcerative Colitis Disease Index at 8 weeks. Secondary end points include assessment of mucosal injury and clinical remission. Patients are selected based on Mayo score and high levels of tissue eotaxin-1 as well as other standardized clinical criteria. The study is being conducted in 6 sites in Israel and 6 sites in Russia, all actively recruiting.

The Company is considering expanding the bertilimumab clinical development program to include severe atopic dermatitis (“AD”). Also, the Company plan to conduct preclinical studies to determine the application of bertilimumab as a possible therapeutic agent for the treatment of nonalcoholic steatohepatitis (“NASH”).

The Company believes that if successfully developed and approved by the FDA, bertilimumab could address large underserved markets with limited treatment alternatives, such as BP, an orphan indication, UC, severe AD, and NASH. The Company’s current strategy is to enter into a strategic partnership with a large pharmaceutical or biotechnology company to support and accelerate the development of bertilimumab and maximize its commercial potential.

NanoCyclo

In January 2016, the Company entered into a worldwide exclusive licensing agreement with BioNanoSim Ltd., an Israeli company led by Professor Simon Benita, former Head of the Drug Research Institute at the Hebrew University of Jerusalem, for the development of a topical nano-capsule formulation of cyclosporine. NanoCyclo is the first stable formulation to leverage nanotechnology to ensure local dermal penetration of and minimize systemic exposure to cyclosporine, a drug used orally for the treatment of psoriasis and AD. NanoCylco has the possibility of development under a 505(b)2 regulatory submission, which is typically a faster process than the traditional 505(b)1 regulatory submission required for new chemical entities, and may successfully address the multi-billion dollar AD and psoriasis markets.

Immuno-Oncology

The Company's immuno-oncology programs include the following:

Ceplene

Ceplene (histamine dihydrochloride), the Company’s lead oncology product candidate, is a first-in-class, small molecule, targeting the Histamine-2 Receptor, to be used in conjunction with low dose Interluken-2 (“IL-2”) as a means to overcome immunosuppression in AML and potentially other malignancies. Ceplene is designed to suppress tumor growth by inhibiting NOX-2, in turn inhibiting macrophage and leukemic cell ROS production, allowing IL-2 activation of Natural Killer (“NK”) cells and T cytotoxic cells (“T cells”) with consequent leukemic cell death. The Company acquired the rights to Ceplene in the U.S. and Israel in the 2013 Merger. Swedish-based Meda Pharmaceuticals own the rights to Ceplene in the rest of the world. Ceplene is approved for marketing in Europe and Israel and has been granted orphan drug status in the United States and European Union.

Ceplene functions in AML by reducing the immunosuppressive effects of reactive oxygen species on T cells and NK cells, permitting their effective activation by IL-2 in order to eliminate residual leukemic cells in patients who are in clinical complete remission. Data from a European Phase IV study, presented by researchers from the University of Gothenburg, Gothenburg, Sweden in an abstract at the American Association of Cancer Research Annual Meeting in April 2016 demonstrated that Ceplene/IL-2 treatment is highly efficacious in monocytic forms of AML (FAB M4/M5). The Company’s current research is focused on delineating the value of combining Ceplene with immune checkpoint inhibitors, which may pave the way for future trials and label expansion.

The Company has received guidance from the FDA and plans to finalize a Phase III protocol for a single pivotal Overall Survival study, supporting a new drug application in the U.S. for Ceplene in remission maintenance in Acute Myeloid Leukemia. The study will compare Ceplene in combination with low dose Proleukin® (IL-2) vs placebo with low dose Proleukin. The primary end point is Overall Survival at 2 years with a secondary end point of Leukemia Free survival (LFS). An independent interim analysis will be conducted at one year for both futility, and to assess the one year efficacy based on Event Free Survival (EFS), with an opportunity for accelerated approval based on positive results.

In April 2017, the Company signed a non-binding letter of intent with Pint Pharma GmnH (“Pint”), a pharmaceutical company focused on Latin America and other markets, which provides that the parties will seek an agreement regarding an exclusive license by Pint of the rights to commercialize Ceplene throughout Latin America, including Argentina, Brazil, Chile, Colombia and Mexico. See Recent Business Developments below.

On June 15, 2017, the Company signed an agreement with Meda, a Mylan NV company (“Mylan”) to repurchase assets relating to Ceplene, including the right to commercialize Ceplene in Europe and to register and commercialize Ceplene in certain other countries. See Recent Business Developments below.

Crolibulin

Crolibulin is a novel small molecule VDA and apoptosis inducer for the treatment of patients with solid tumors and is a novel microtubule destabilizer that is selective for pathologic vasculature. Crolibulin has shown promising vascular targeting activity with potent anti-tumor activity in preclinical in vitro and in vivo studies and in a Phase I clinical trial conducted in part by the National Cancer Research Institute and the Company. The molecule has been shown to induce tumor cell apoptosis and selectively inhibit growth of proliferating cell lines, including multi-drug resistant cell lines. Murine models of human tumor xenografts demonstrated crolibulin inhibits growth of established tumors of a number of different cancer types. In preclinical animal tumor models, combination therapy has demonstrated synergistic activity with cytotoxic drugs as well as anti-angiogenic drugs. This may support further development of crolibulin by the Company or with a partner in a variety of cancers other than anaplastic thyroid cancer, including but not limited to refractory ovarian cancer and neuro-endocrine tumors.

Azixa

Azixa (verubulin) is a Phase II novel microtubular destabilizer that functions as a VDA. It evades multidrug resistance pumps, thus crossing the blood-brain-barrier and achieving high central nervous system concentrations. In Phase I and II clinical trials in glioblastoma multiforme (“GBM”), evidence of objective response was seen, including in patients who had failed previous bevacizumab (Avastin) therapy. Scientists in the field of angiogenesis have suggested that the combination of anti-angiogenic and VDAs may be synergistic by both disrupting existing tumor vessels and inhibiting the formation of new vessels simultaneously. The Company is continuing preclinical work studying the potential advantages of combining Azixa with immune checkpoint inhibitors. If the results of these studies warrant further investigation, the Company may plan further clinical studies for GBM as well as other solid tumors. Azixa has orphan drug status for GBM in the United States.

NanomAbs

NanomAbs is an antibody-drug conjugate platform that allows the targeted delivery of combinations of chemotherapeutics into cancer cells. NanomAbs is potentially capable of generating novel drugs with enhanced profiles as compared to stand-alone antibodies. The technology conjugates monoclonal antibodies to drug loaded nanoparticles to target drugs to specific cells. NanomAbs selectively accumulates in diseased tissues and cells, resulting in higher drug accumulation at the site of action with minimal off-target exposure. The Company plans to build a pipeline of NanomAbs for the treatment of cancer and may seek to enter into collaborative agreements with other companies to acquire complementary drugs or technologies to potentially accelerate the development of NanomAbs product candidates.

Bispecific Antibodies

In December 2015, the Company published data regarding a novel bispecific antibody in a poster presentation at the IBC Life Sciences Antibody Engineering & Therapeutics Conference in San Diego, California. The Company’s poster presentation was titled "Design and Validation of a Novel Tetravalent IgG1-like Bispecific Antibody Format". In this publication, the Company described positive study results with this novel platform for the production of tetravalent IgG1-like bispecific antibodies. The prototype bispecific antibody retained effector functions and mediated redirect killing of target cells by cytokine induced killer T cells demonstrating direct anti-cancer effects in vitro as well as anti-tumor activity and improved survival in a mouse xenograft model of disseminated leukemia. The Company believes that this newly developed platform may be used to generate novel bispecific antibodies against immune-oncology targets. This work was developed by a collaborative European consortium and funded by a European grant.

Pain

AmiKet / AmiKet Nano

AmiKet is a prescription topical analgesic cream containing a formulation of two FDA approved drugs: amitriptyline, which is a widely-used antidepressant often used in chronic pain disorders; and ketamine, an N-methyl-D-aspartic acid (“NMDA”) antagonist that is used as an intravenous anesthetic. AmiKet has completed Phase I and II clinical trials involving 1,700 patients for the treatment of neuropathic pain. In 2010, the FDA granted AmiKet orphan drug status for the treatment of postherpetic neuralgia (“PHN”). A PHN Phase III clinical trial has been designed on the basis of two statistically significant Phase II clinical trials, including one trial which has shown comparable efficacy of Amiket and oral gabapentin. In addition to PHN, Amiket may be developed for the treatment of diabetic neuropathic pain and for the treatment of chemotherapy-induced neuropathic pain.

The Company is considering developing a new improved formulation of the product utilizing nano-particle technology licensed from Yissum Research Development Company, the technology transfer company of the Hebrew University of Jerusalem, Ltd. (“Yissum”). The Company continues to consider strategic opportunities with respect to AmiKet.

In October 2016, the Company entered into a consulting agreement with Joseph V. Pergolizzi Jr., MD to form an operational management team, a scientific advisory board, and a board of directors for Maxim Pharmaceuticals, the Company’s wholly-owned subsidiary that holds the rights to AmiKet, AmiKet Nano, and LidoPAIN. In March 2017, the Company and Dr. Pergolizzi agreed to terminate the consulting agreement.

The Company is assessing strategic alternatives for this non-core asset.

LidoPAIN

LidoPAIN is an adhesive-backed, lidocaine-based patch for the treatment of acute lower back pain. For a complete discussion of LidoPAIN, see Material Agreements - LidoPAIN - Endo Pharmaceuticals Inc. below. The Company is assessing strategic alternatives for this non-core asset.

Recent Business Developments

In April 2017, the Company announced a corporate restructuring with the objective of prioritizing and segregating its research and development efforts on a focused set of products in inflammatory disease and dermatology and strengthening its financial position. Under this strategy, the Company intends to focus its business on immuno-inflammation in general, and immuno-dermatology in particular, by developing its core asset, bertilimumab, and by developing topical nano-cyclosporine for the treatment of atopic dermatitis and moderate psoriasis. The Company will continue to consider the optimal path forward for its pain programs, AmiKet and LidoPAIN.

In April 2017, the Company signed a non-binding letter of intent with Pint Pharma GmnH (“Pint”), a pharmaceutical company focused on Latin America and other markets, which provides that the parties will seek agreement regarding an exclusive license by Pint of the rights to commercialize Ceplene throughout Latin America, including Argentina, Brazil, Chile, Colombia and Mexico. Should the parties reach agreement, it is anticipated that Pint would be responsible for registration of Ceplene in Latin American countries based on the existing European marketing authorization and will carry out the full commercialization of the licensed product in the territory, including Ceplene registration, pricing and reimbursement, and sales and marketing activities. Should the parties reach such agreement, in accordance with the letter of intent, it is anticipated that Pint will make an investment of $4.0 million into the Company’s oncology subsidiary, Cytovia, Inc. to be used by Cytovia for oncology related activities. Subject to, among other things, final authorization of the Company’s Board of Directors, the Company may pursue a possible separation of Cytovia into a stand-alone company independent from Immune. While the Company has entered into the non-binding letter of intent, there is no certainty that an agreement between Pint and the Company will take place, or on the terms outlined in the term sheet or summarized here.

On June 6, 2017, Dr. Monica Luchi provided the Company’s board of directors with notice of her resignation from the Company as Chief Medical Officer, and President, Inflammatory Disease and Dermatology Division. No severance or separation compensation is owed or payable to Dr. Luchi as a result of her resignation. Dr. Luchi has agreed, however, to assist the Company in planning her transition and addressing clinical study and medical affairs matters as needed until such time that a suitable individual is identified to assume those responsibilities.

On June 15, 2017, the Company entered into an Asset Purchase Agreement with Meda Pharma Sarl, a Mylan NV company (‘Mylan’) to repurchase assets relating to Ceplene, including the right to commercialize Ceplene in Europe and to register and commercialize Ceplene in certain other countries (the “Asset Purchase Agreement”). Immune sold certain of these Ceplene-related assets to Meda AB in 2012. Immune intends, through its Immuno-Oncology subsidiary, Cytovia, Inc. (‘Cytovia’) to build upon Meda’s Ceplene commercialization efforts in Europe, Asia and Latin America. In addition, Cytovia intends to pursue continued development of Ceplene towards potential regulatory approval in the United States.

In addition, on June 15, 2017, substantially contemporaneous with the entry into the Asset Purchase Agreement, the Company entered into a Standby Financing Agreement (the “Standby Financing Agreement”) with Daniel Kazado (the “Standby Financer”) a member of the Company’s Board of Directors and a beneficial owner of the Company’s capital stock. Currently, the Company intends to finance the $5.0 million financial obligations contemplated by the Asset Purchase Agreement through Cytovia on a basis that is on terms that are acceptable to the Company’s board of directors and without recourse to the Company. The Standby Financer will support the financial obligations of the Company to pay the fixed consideration installments, in the aggregate amount of $5,000,000, due under and in accordance with the terms of the Asset Purchase Agreement. In the event that Cytovia has not obtained funding on terms reasonably acceptable to the Company (including, without limitation, that such funding be on a basis that is without recourse to the Company), then, pursuant to the terms of the Standby Financing Agreement, at or prior to each installment date, the Standby Financer shall lend the Company or Cytovia (as determined in the discretion of the Company’s Board of Directors) an amount in immediately available funds equal to the fixed consideration installment payment then due and payable under the Asset Purchase Agreement (the “Standby Commitment”). The loan made by the Standby Financer in respect of such fixed payment shall be evidenced by a promissory note in an aggregate principal amount equal to the amount of funds lent by the Standby Financer. The Standby Commitment shall expire on the earliest of (a) satisfaction in full by the Standby Financer of his obligations under the Standby Financing Agreement, (b) Cytovia having obtained funding on terms reasonably acceptable to the Company and (c) the Company having been fully discharged of and released from all liability of all of its obligations under the Asset Purchase Agreement.

Recent Unregistered Financings

On April 10, 2017, in accordance with a Private Placement, the Company entered into a securities purchase agreement (the “April 2017 Purchase Agreement”), with EMA Financial, LLC (“EMA”) pursuant to which the EMA purchased an aggregate principal amount of $525,000 of Convertible Notes for an aggregate purchase price of $450,000 (the “April 2017 Notes”). In July 2017, the April 2017 Notes were assigned by EMA to MEF I, LP (the “Holder”) .The April 2017 Notes included a 5% origination fee and a 10% original issue discount that was added to the face amount of the April 2017 Notes. Net proceeds from the offering were $440,000, which have been used for general corporate purposes.

The April 2017 Notes bear interest at a rate of 6.0% per annum, payable in arrears on the maturity date of April 10, 2018 (the “Maturity Date”). The April 2017 Notes are convertible into shares of the Company’s Common Stock, after the effectiveness of the Registration Statement, at a conversion price equal to seventy five percent (75%) of the lowest trading price of the Company’s Common Stock during 15 trading days immediately preceding conversion (“Conversion Date”). In addition, the Company issued 83,333 warrants at an exercise price of $4.00 per share (subject to adjustment) which may be exercisable on a cashless basis in accordance with the terms of the common stock purchase warrant.

Until October 10, 2017 (“Prepayment Termination Date”), the Company has the right, exercisable on not less than five (5) Trading Days’ prior written notice to the holder of the April 2017 Notes, to prepay the outstanding balance on the April 2017 Notes (principal and accrued interest), in full. On the date fixed for prepayment (the “Optional Prepayment Date”), the Company must make payment of the Optional Prepayment Amount or upon the order of the Holder as specified by the Holder in writing to the Borrower at least one (1) business day prior to the Optional Prepayment Date. If the Company exercises its right to prepay the April 2017 Notes, the Company must pay Holder an amount in cash (the “Optional Prepayment Amount”) equal to the Prepayment Factor (as defined below), multiplied by the sum of: (w) the then-outstanding principal amount of the April 2017 Note plus (x) accrued and unpaid interest on the unpaid principal amount of the April 2017 Note to the Optional Prepayment Date plus (y) Default Interest. For purposes hereof, the “Prepayment Factor” equals one hundred thirty-five percent (135%), provided that such Prepayment Factor shall equal one hundred twenty-five percent (125%) if the Optional Prepayment Date occurs on or before July 10, 2017.

The April 2017 Notes contain certain customary negative covenants preventing the Company from undertaking certain actions without the consent of EMA, including but not limited to, limitations on its ability to incur additional indebtedness (subject to certain exceptions) and issuance shares of unregistered securities as well as certain events of default, including, but not limited to, the Company’s failure to pay principal and interest, material defaults under the other transaction documents, material defaults in other payment obligations, failure of the Company to comply with its reporting requirements with the SEC, the placing of a “chill” on the Company’s Common Stock by the Depositary Trust Company, failure of the Company to meet the current public information requirements under Rule 144 promulgated under the Securities Act, the Company’s failure to deliver certificates representing the shares of Common Stock after a Conversion Date and a change of control transaction (as defined in the April 2017 Notes). The full principal amount of the April 2017 Notes is due upon a default under the terms of the April 2017 Notes. The April 2017 Notes are unsecured and subordinated in right of payment to the Company’s existing and future senior indebtedness. During the existence and continuance of an event of default under the April 2017 Notes, the outstanding principal amount of the April 2017 Notes shall incur interest at a rate of 18% per annum. At any time after the Holder becoming aware of an Event of Default (as defined in the April 2017 Notes), the Holder may require the Company to redeem all or any portion of the April 2017 Notes. $0.3 million of the April 2017 Notes were converted in the convertible debenture transaction discussed below.

On May 4, 2017, the Company entered into a securities purchase agreement (the “May 2017 Purchase Agreement”), with several institutional investors (the “Investors”) in a multi-tranche private placement of up to $3.4 million of convertible debentures (the “Debentures”, and the “May 2017 Offering”). Assuming that all of the Debentures are issued, the Debentures issued would be convertible into an aggregate of up to 925,105 shares of the Company’s Common Stock at a conversion price of $2.89 per share, subject to adjustment, plus the potential issuance of up to an additional 680,000 shares of the Company’s Common Stock issuable to the Investors. The initial sale of the Debentures in the May 2017 Offering closed on May 9, 2017, resulting in the issuance of convertible debentures with a principal balance of $1.9 million to the Investors (120% of the $1.5 million initial subscription amount (gross proceeds) to the Company), which are convertible into 645,105 shares of the Company’s common stock. In connection with this initial closing, the Investors received an additional aggregate of 280,000 shares of the Company’s common stock. As of the date of this Registration Statement, the Debentures issued in the initial closing of the May 2017 Offering have not been converted into shares of the Company’s common stock and remain outstanding.

The remaining principal amount of $1.6 million of Debentures were issuable to the Investors in subsequent closings linked to the achievement of certain milestones. On June 29, 2017, the Company entered into a letter agreement with the Investors and waived the right to issue the Debentures issuable in the subsequent closings and agreed to return to the Investors the remaining subscription amounts held in escrow on a pro rata basis relative to each Purchasers’ investment. Accordingly, no further shares of Common Stock will be issued in connection with the May 2017 Offering. In consideration of the foregoing, the Investors agreed to amend Section 4 (e) of their currently outstanding Debentures to provide that the Issuable Maximum (as defined in the Debentures) shall not exceed 9.99% (rather than 19.99%) of the number of shares of Common Stock outstanding on the trading day immediately preceding the date of the May 2017 Purchase Agreement. Maxim Group LLC acted as the sole placement agent for the offering.

Corporate Information

Immune (formerly EpiCept) was incorporated in Delaware in March 1993. Immune Ltd., incorporated in Israel in July 2010, entered into a definitive merger agreement with Immune in November 2012, which was completed on August 25, 2013. Immune’s principal executive offices are located at 550 Sylvan Avenue, Suite 101, Englewood Cliffs, NJ 07632. The Company’s telephone number is (201) 608-5101, and its website address is www.immunepharma.com. The information contained in, or accessible through, the Company’s website does not constitute a part this Registration Statement on Form S-1. The Company’s shares of common stock are listed on The NASDAQ Capital Market and NASDAQ OMX, and First North Premier, Stockholm under the symbol “IMNP.”

Available Information

We file electronically with the Securities and Exchange Commission, or SEC, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K pursuant to Section 13(a) or 15(d) of the Exchange Act. We make available on our website at www.immunepharma.com, free of charge, copies of these reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

The public may read or copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov.

The information in or accessible through the websites referred to above are not incorporated into, and are not considered part of, this filing. Further, our references to the URLs for these websites are intended to be inactive textual references only.

The Offering

This prospectus relates to the resale from time to time by the selling stockholders identified herein of up to an aggregate of 2,599,992 shares of our common stock, consisting of:

a)	310,850 shares of our common stock underlying a 6% Convertible Note with an initial principal amount of $525,000 and a warrant to purchase 83,333 shares of our common stock issued by the Company on April 10, 2017.

b)

1,864,354 shares of our common stock underlying convertible debentures and an additional 280,000 shares of our common stock issued by the Company to several institutional investors identified herein on May 4, 2017, and an additional 61,455 shares of our common stock issued by the Company to these investors on June 29, 2017;

Common stock offered by selling stockholders:	2,599,992 shares.

Offering price:	Market price or privately negotiated prices.

Common stock outstanding after the offering:	12,613,835 shares

Use of proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Risk factors:	You should carefully read and consider the information set forth under “Risk Factors” on page 12 of this prospectus and the documents incorporated by reference herein before deciding to invest in our common stock.

Symbol on NASDAQ Capital Market and NASDAQ OMX, Stockholm	IMNP

The number of shares of common stock to be outstanding immediately after this offering is based on 10,107,700 shares of common stock outstanding as of July 26, 2017 and excludes:

•	500,437 shares of common stock issuable upon exercise of outstanding options as of March 31, 2017 under our Amended and Restated 2015 Equity Incentive Plan (the “2015 Plan”); and

•	632,080 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2017 at a weighted average exercise price of $56.60 per share.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and the document incorporated by reference herein that are not purely historical are forward-looking statements. This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe that such sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified such information.

Forward-looking statements contained herein involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, among others:

•	our limited liquidity and ability to generate revenue;
•	our ability to continue to meet our obligations under our existing debt agreements;
•	risks associated with our ability to raise additional funds sufficient to meet our working capital requirements;
•	our limited operating history;
•	our history of operating losses since our inception;
•	our ability to continue to operate as a going concern;
•	our ability to maintain the listing of our common stock on NASDAQ;
•	risks associated with our ability to protect our intellectual property;
•	risks associated with litigation;
•	our reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates;
•	our ability to complete our planned clinical trials (or initiate other trials) in accordance with our estimated timelines due to delays;
•	the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process;
•	the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process;
•	our dependence upon key personnel;
•	success in retaining or recruiting, or changes required in, our officers, key employees or directors;
•	our ability to find partners for our products on attractive terms, on a timely basis, or at all;
•	our ability to obtain approval to market and commercialize any of our product candidates;
•	our expectations regarding government and third-party payor coverage and reimbursement; and
•	the highly competitive nature of our business.

RISK FACTORS

Investing in our securities involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included, incorporated by reference or referred to in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2016, our Quarterly Report for the period ended March 31, 2017 and our Current Reports on Form 8-K, before purchasing shares of our common stock or other securities. There are numerous and varied risks as set forth below that may prevent us from achieving our goals, and the risks we describe are not the only ones facing us. If any of these risks actually occur, or if any risks or uncertainties not presently known to us or that we currently deem immaterial may impair our business or operations, then our business, financial condition or results of operations may be materially adversely affected. In such cases, the trading price of our common stock could decline and investors could lose all or part of their investment.

Risks relating to our financial position and need for additional capital

We have limited liquidity and, as a result, we may not be able to meet our obligations under existing debt agreements.

Since our inception in July 2010, we have incurred significant losses and expect to continue to operate at a net loss in the foreseeable future. For the fiscal year ended December 31, 2016, we incurred net losses of $32.7 million and a total accumulated deficit of $95.6 million. For the three months ended March 31, 2017, the Company’s net loss was $3.8 million and its accumulated deficit was $99.4 million. To date, we have financed our operations primarily through private placements of common stock and preferred stock, public offering, convertible debt securities and borrowings under secured loans. Our revenue to date has consisted of royalties on licensed patents. We have devoted substantially all of our financial resources and efforts to developing bertilimumab, our Phase II drug for the treatment of inflammatory diseases and NanomAbs, our platform for the targeted delivery of cancer drugs, manufacturing bertilimumab under cGMPs, conducting preclinical studies and clinical trials. We are still in the early stages of development of our product candidates, and we have not completed development of bertilimumab, NanomAbs or other drugs. We expect to continue to incur significant expenses and operating losses for the foreseeable future. Our net losses may fluctuate significantly from quarter to quarter and year to year. We anticipate that our expenses will increase substantially as we continue the research and development of our product candidates.

We believe that our available cash and short-term investments as of the date of this filing may not be sufficient to fund our anticipated level of operations for at least the next 12 months. Management believes the Company’s ability to continue its operations depends on its ability to access capital markets and generate and grow revenue though management believes that the Company will continue to incur losses for the immediate future. The Company expects to finance its cash needs from additional equity or debt financing, or strategic alliances on products in until it can achieve profitability and positive cash flows from operating activities, if ever.

To become and remain profitable, we must succeed in developing and eventually commercializing products that generate significant revenue. This will require us to be successful in a range of challenging activities, including completing preclinical testing and clinical trials of our product candidates, discovering additional product candidates, obtaining regulatory approval for these product candidates and manufacturing, marketing and selling any products for which we may obtain regulatory approval, and establishing and managing our collaborations at various stages of each candidate’s development. We are only in the preliminary stages of most of these activities. We may never succeed in these activities and, even if we do, may never generate revenues that are significant enough to achieve profitability.

None of the Company’s drug candidates has received FDA or foreign regulatory marketing approval (except Ceplene). In order to grant marketing approval, the FDA or foreign regulatory agencies must conclude that its clinical data and that of its collaborators establish the safety and efficacy of the Company’s drug candidates. Furthermore, the Company’s strategy includes entering into collaborations with third parties to participate in the development and commercialization of its products. In the event that third parties have control over the preclinical development or clinical trial process for a product candidate, the estimated completion date would largely be under control of that third party rather than under the Company’s control. The Company cannot forecast with any degree of certainty which of its drug candidates will be subject to future collaborations or how such arrangements would affect its development plan or capital requirements.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. If we are required by the FDA or EMA to perform studies in addition to those currently expected, or if there are any delays in completing our clinical trials or the development of any of our product candidates, our expenses could increase and revenue could be further delayed.

Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the value of our company and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our product offerings or even continue our operations. A decline in the value of our Company could also cause you to lose part or all of your investment.

We will require substantial additional funding which may not be available to us on acceptable terms, or at all. If we fail to raise the necessary additional capital, we may be unable to complete the development and commercialization of our product candidates, or continue our development programs.

Our operations have consumed substantial amounts of cash since our inception in 2010. We will require additional capital for the further development and commercialization of our product candidates as well as to fund our other operating expenses and capital expenditures.

We cannot be certain that additional funding will be available on acceptable terms or at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our product candidates. We may also seek collaborators for one or more of our current or future product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available. Any of these events could significantly harm our business, financial condition and results of operations.

The Company expects that a large percentage of its future research and development expenses will be incurred in support of current and future preclinical and clinical development programs. These expenditures are subject to numerous uncertainties in timing and cost to completion. The Company tests its product candidates in numerous preclinical studies for toxicology, safety and efficacy. The Company then conducts early stage clinical trials for each drug candidate. As the Company obtains results from clinical trials, it may elect to discontinue or delay clinical trials for certain product candidates or programs in order to focus resources on more promising product candidates or programs. Completion of clinical trials may take several years but the length of time generally varies according to the type, complexity, novelty and intended use of a drug candidate. The cost of clinical trials may vary significantly over the life of a project as a result of differences arising during clinical development.

In order to carry out our business plan and implement our strategy, we anticipate that we will need to obtain additional financing from time to time and may choose to raise additional funds through strategic collaborations, licensing arrangements, public or private equity or debt financing, bank lines of credit, asset sales, government grants, or other arrangements. We cannot be sure that any additional funding, if needed, will be available on terms favorable to us, or at all. Furthermore, any additional equity or equity-related financing may be dilutive to our stockholders, and debt or equity financing, if available, may subject us to restrictive covenants and significant interest costs. If we obtain funding through a strategic collaboration or licensing arrangement, we may be required to relinquish our rights to certain of our product candidates or marketing territories.

In addition, certain investors, including institutional investors, may be unwilling to invest in our securities if we are unable to maintain the listing of our common stock on a U.S. national securities exchange. Our inability to raise capital when needed would harm our business, financial condition and results of operations, and could cause our stock price to decline or require that we wind down our operations altogether.

We are an early stage corporation. Our limited operating history makes it difficult to evaluate our current business and future prospects, and our profitability in the future is uncertain.

We commenced operations in 2010. Our limited operating history hinders an evaluation of our prospects, which should be considered in light of the risks, expenses and difficulties frequently encountered in the establishment of a business in a new industry, characterized by a number of market entrants and intense competition, and in the shift from development to commercialization of new products based on innovative technologies.

We may incur significant operating losses over the next several years. Our ability to achieve profitable operations in the future will depend in large part upon successful development of our product candidates or in-licensing of products approved by the FDA, selling and manufacturing these products, completing development of our products, obtaining regulatory approvals for these products, and bringing these products to market. The likelihood of the long-term success of our company must be considered in light of the expenses, difficulties and delays frequently encountered in the development and commercialization of new drug products, competitive factors in the marketplace, as well as the regulatory environment in which we operate.

Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel to satisfy needs from expected growth. The expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability on the part of our management to manage growth could delay the execution of our business plans or disrupt our operations. As a new business, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors.

We have incurred operating losses since our inception. We expect to incur operating losses for the foreseeable future and may never achieve or maintain profitability.

At December 31, 2016, we had a working capital deficit of $8.5 million. Our accumulated deficit amounted to $95.6 million and $63.0 million at December 31, 2016 and December 2015, respectively. Our net loss for the years ended December 31, 2016 and 2015 was $32.7 million and $17.2 million, respectively. Net cash used in operating activities for both the years ended December 31, 2016 and 2015 was $12.3 million and $13.9 million, respectively. Operations since inception have been funded primarily with the proceeds from equity and debt financings. As of December 31, 2016, we had cash of $0.3 million. As of March 31, 2017, the Company had a working capital deficit of $7.6 million and its accumulated deficit was $99.4 million. The Company’s net loss was $3.8 million and $5.1 million for the three months ended March 31, 2017 and 2016, respectively. The Company’s cash used in operations was $2.9 million and $3.4 million for the three months ended March 31, 2017 and 2016, respectively. As of March 31, 2017, the Company had approximately $0.1 million in cash. We will continue to fund operations from cash on hand and through the similar sources of capital previously described. We can give no assurance that such capital will be available to us on favorable terms or at all. If we are unable to raise additional funds in the future on acceptable terms, or at all, we may be forced to cease or curtail our development activities. Any additional sources of financing will likely involve the sale of our equity securities, which will have a dilutive effect on existing stockholders.

Our auditors have expressed doubt about our ability to continue as a going concern. We have a limited operating history, expect to continue to incur substantial operating losses and may be unable to obtain additional financing, causing substantial doubt about our ability to continue as a going concern.

The Independent Registered Public Accounting Firm’s Report issued in connection with our audited financial statements for the year ended December 31, 2016 stated that there is “substantial doubt about the Company’s ability to continue as a going concern”. If we are not able to continue our business as a going concern, we may be forced to liquidate our assets for an amount less than the value at which those assets are carried on our financial statements, and it is likely that investors will lose part or all of their investment. Our ability to continue as a going concern is dependent on a combination of several factors, including, our ability to issue debt or equity securities to investors, license or sell our product candidates to other pharmaceutical companies, and generate revenues from successfully developed products. We have limited capital resources and our operations, since inception, have been funded by the proceeds of equity and debt financings.

The terms of our loan and security agreement place restrictions on our operating and financial flexibility. If we raise additional capital through this facility, the terms of any new debt could further restrict our ability to operate our business.

As of June 21, 2017, the outstanding principal balance of our loan and security agreement with Hercules Capital, Inc. was $2.4 million. The loan and security agreement contains customary affirmative and negative covenants and events of default applicable to us and our subsidiaries. The negative covenants include, among others, restrictions on transferring collateral, incurring additional indebtedness, engaging in mergers or acquisitions, paying dividends or making other distributions, making certain investments, incurring liens and selling certain assets in each case subject to certain exceptions. If we default under the facility, the lender may accelerate all of our repayment obligations and take control of our pledged assets, potentially requiring us to renegotiate our agreement on terms less favorable to us or to immediately cease operations. Further, if we are liquidated, the lenders right to repayment would be senior to the rights of the holders of our common stock to receive any proceeds from the liquidation. Any declaration by the lender of an event of default could significantly harm our business and prospects and could cause the price of our common stock to decline. If we raise any additional debt financing, the terms of such additional debt could further restrict our operating and financial flexibility.

If we fail to comply with the continued minimum closing bid requirements of the NASDAQ Capital Market LLC (“NASDAQ”) or other requirements for continued listing, our Common Stock may be delisted and the price of our Common Stock and our ability to access the capital markets could be negatively impacted.

Our Common Stock is listed for trading on the NASDAQ. We must satisfy NASDAQ’s continued listing requirements, including, among other things, a minimum closing bid price requirement of $1.00 per share for 30 consecutive business days. If a company’s Common Stock trades for 30 consecutive business days below the $1.00 minimum closing bid price requirement, NASDAQ will send a deficiency notice to the company, advising that it has been afforded a "compliance period" of 180 calendar days to regain compliance with the applicable requirements. Thereafter, if such a company does not regain compliance with the bid price requirement, a second 180-day compliance period may be available.

A delisting of our Common Stock from the NASDAQ could materially reduce the liquidity of our Common Stock and result in a corresponding material reduction in the price of our Common Stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, employees and fewer business development opportunities.

On January 5, 2016, we received a notification letter from NASDAQ informing us that for the last 30 consecutive business days, the bid price of our securities had closed below $1.00 per share. This notice had no immediate effect on our NASDAQ listing and we had 180 calendar days, or until July 5, 2016, to regain compliance. To regain compliance, the closing bid price of our securities must be at least $1.00 per share for a minimum of ten consecutive business days.

On July 6, 2016, we received a notification from the Listing Qualifications Department of The NASDAQ indicating that the Company had been granted an additional 180-calendar day extension, or until January 3, 2017, to regain compliance with the requirements under NASDAQ Listing Rule 5810(c)(3) (the “Rule”). The notification stated that extension determination was based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Capital Market, with the exception of the bid price requirement. The notification had no immediate effect on the NASDAQ listing or trading of the Company’s Common Stock.

On January 4, 2017, the Company received a letter from the NASDAQ Listing Qualifications Staff (the “Staff”) stating that the Staff has determined to delist the Company’s securities from the NASDAQ because the Company is not in compliance with the $1.00 minimum bid price requirement for continued listing set forth in the NASDAQ Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”), unless the Company timely requests a hearing before the NASDAQ’s Hearings Panel (the “Panel”) by January 11, 2017.

On March 13, 2017 the Company, announced that following a hearing on March 9, 2017, where the Company presented its plan to regain compliance including ongoing business events, the Nasdaq Hearings Panel (the "Panel") granted the Company's request for additional time to comply with Nasdaq listing requirements, subject to the following: (i) on or before April 14, 2017, the Company must inform the Panel that it has effected a split in a ratio sufficient to cure the deficiency and (ii) on or before May 1, 2017, the Company must have evidenced a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days. On April 13, 2017, the Company effected a 1-for-20 reverse stock split under a new CUSIP number 45254C200.  On May 24, 2017, the Company received written confirmation from Nasdaq that it has regained compliance with Rule 5550(a)(2). All share and per share amounts in this registration statement have been reflected on a post-split basis.

Also, as previously reported by the Company on April 24, 2017, and as noted in the above-referenced May 24th notification letter issued by Nasdaq’s Hearing Panel, the Company was further notified of additional deficiencies on April 18, 2017 and May 23, 2017, due to its failure to timely file its Form 10-K for the year ended December 31, 2016 and its Form 10-Q for the period ended March 31, 2017. On May 10, 2017, the Company provided a submission to the Panel explaining the reason for the late filings and asking that the Panel extend its listing through June 15, 2017. The Panel delayed a decision on that issue until after May 17, 2017, the date by which the Company represented it would file its delinquent Form 10-K. The Company did file the delinquent annual report on May 17, 2017, as acknowledged by the Panel, and informed the Panel shortly thereafter that it was on target to file the late Form 10-Q and regain compliance with the filing rule by June 15, 2017. The Company filed its delinquent First Quarter Report on Form 10-Q on June 14, 2017.

Accordingly, the Panel has confirmed by letter, dated June 15, 2017, that the Company had regained compliance with Nasdaq’s Listing Rule 5250(c)(1) and is in compliance with other applicable requirements as set forth in the decision and required for listing on The Nasdaq Stock Market, and Nasdaq has closed this matter, and determined to continue the listing of the Company’s securities.

Our management has identified internal control deficiencies, which our management believes constitute material weaknesses. Any future material weaknesses or deficiencies in our internal control over financial reporting could harm stockholder and business confidence in our financial reporting, our ability to obtain financing and other aspects of our business.

In connection with the preparation of our audited financial statements for the year ended December 31, 2016 and 2015 we concluded that a material weakness existed in internal control over financial reporting. As of December 31, 2016, we carried out an assessment of the effectiveness of our internal control over financial reporting based on the framework in Internal Control-Integrated Framework (2013), updated and reissued by the Committee of Sponsoring Organizations (2013) (“COSO Framework”). Based on our evaluation under the COSO Framework, our management concluded that our internal control over financial reporting was not effective as of December 31, 2016. In connection with the above assessment, Immune management identified a material weakness in the control environment relating to lack of sufficient entity level controls, segregation of duties issues due to lack of sufficient accounting and finance personnel and lack of a sufficient technology infrastructure to support the financial reporting function.

A material weakness is a significant deficiency, or combination of significant deficiencies, that results in there being more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis by management or employees in the normal course of performing their assigned functions. Although the Company has attempted to address the identified material weaknesses, management has concluded that the Company's internal controls over financial reporting were not effective at December 31, 2016. Therefore, we cannot be certain that, in the future, additional material weaknesses or significant deficiencies will not exist or otherwise be discovered. If our efforts to address the weakness identified are not successful, or if other deficiencies occur, these weaknesses or deficiencies could result in misstatements of our results of operations, restatements of our financial statements, a decline in our stock price and investor confidence or other material effects on our business, reputation, financial condition or liquidity.

We may be unable to license our product candidate AmiKet on terms that reflect the current carrying value of the asset, or at all, which would negatively affect our financial condition and results of operations.

We perform an analysis periodically to determine whether an impairment of our intangible non-depreciable assets. Our most recent impairment analysis determined that a change in the carrying value of in-process research and development (“IPR&D”) related to the AmiKet license agreement was required. As a result, we decreased the carrying value of the IPR&D asset from $27.5 million as of December 31, 2015 to $15.0 million as of December 31, 2016. There is no assurance that future analysis would not result in further impairment of the fair value attributable to the AmiKet IPR&D. We are attempting to license or sell AmiKet. If we are unable to do so or if we sell or license AmiKet on terms materially less favorable than the assumptions used in the current valuation of the AmiKet IPR&D, the carrying value of the asset would be further impaired, which could materially adversely affect our financial condition and results of operations.

We may be exposed to market risk and interest rate risk that may adversely impact our financial position, results of operations or cash flows.

We may be exposed to market risk, i.e. the risk of loss related to changes in market prices, including foreign exchange rates, of financial instruments that may adversely impact our financial position, results of operations or cash flows. In addition, our investments may be exposed to market risk due to fluctuation in interest rates, which may affect its interest income and the fair market value of investments, if any. At present, our investments consist primarily of cash and cash equivalents. We may invest in investment-grade marketable securities with maturities of up to three years, including commercial paper, money market funds, and government/non-government debt securities. The primary objective of our investment activities is to preserve principal while maximizing the income that we receive from our investments without significantly increasing risk of loss.

We are exposed to fluctuations in currency exchange rates, which could have an adverse effect on us.

Our foreign currency exposures gives rise to market risk associated with exchange rate movements of the U.S. dollar, our functional and reporting currency, mainly against the New Israeli Shekel, (“NIS”), the Euro and the British pound sterling. A significant portion of our expenses are denominated in U.S. dollars (with certain expenses payable to Israeli personnel, including sub-contractors and consultants, in the NIS). Our U.S. dollar expenses consist principally of payments made to personnel in the U.S., including sub-contractors and consultants for preclinical studies, clinical trials and other research and development activities. We anticipate that the bulk of our expenses will continue to be denominated in U.S. dollars and the NIS. If the U.S. dollar fluctuates significantly against the NIS, the Euro or the British pound sterling it may have a negative impact on our results of operations.

To date, we have not engaged in hedging transactions. In the future, we may enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rates of our principal operating currencies. These measures, however, may not adequately protect us from the material adverse effects of such fluctuations. Exchange rate fluctuations resulting in a devaluation of the NIS, the Euro or the British pound sterling compared with the U.S. dollar could have a material adverse impact on our results of operations and share price.

Risks related to regulatory development, approval and other legal compliance

The use of FDA-approved therapeutics in AmiKet could require us or a licensee to conduct additional preclinical studies and clinical trials, which could increase development costs and lengthen the regulatory approval process.

AmiKet utilizes proprietary formulations and topical delivery technologies to administer FDA-approved pain management therapeutics. We may still be required to conduct preclinical trials and clinical trials to determine if our product candidates are safe and effective. In addition, we may also be required to conduct additional preclinical trials and Phase I clinical trials to establish the safety of the topical delivery of these therapeutics and the level of absorption of the therapeutics into the bloodstream. The FDA may also require us to conduct clinical trials to establish that our delivery mechanisms are safer or more effective than the existing methods for delivering these therapeutics. As a result, we may be required to conduct complex clinical trials, which could be expensive and time-consuming and lengthen the anticipated regulatory approval process. In addition, the cost of clinical trials may vary significantly over the life of a project as a result of differences in the design of the clinical trials arising during clinical development.

If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals, we will not be able to develop and then commercialize our product candidates or will not be able to do so as soon as anticipated, and our ability to generate revenue will be materially impaired.

Our product candidates and the activities associated with their development, applications for regulatory approval, and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA and other regulatory agencies in the United States and by the European Medicines Agency (“EMA”) and similar regulatory authorities outside the U.S. and Europe. Failure to obtain approval of clinical trial applications, CTAs, in EU countries may delay or prevent us from developing our drugs in one or more jurisdictions. Similarly, failure to obtain marketing approval for a product candidate (NDA, BLA, or MAA) will prevent us from commercializing our product candidate. While our executives have experience with the IND, NDA, BLA, CTA and MAA processes, we expect to rely on third parties to assist us in this process. Securing marketing approval requires the submission of extensive preclinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing development and later marketing approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the regulatory authorities. Our product candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining marketing approval or prevent or limit commercial use. For example, new drugs frequently are indicated only for patient populations that have not responded to an existing therapy or have relapsed. If any of our product candidates with such an indication receives marketing approval, the accompanying label may limit the approved use of our drug in this way, which could limit sales of the product.

The process of obtaining marketing approvals, both in the United States and abroad, is expensive and may take many years. If additional clinical trials are required for certain jurisdictions, these trials can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved, and may ultimately be unsuccessful. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review process for each submitted product application, may cause delays in the review and approval of an application. In addition, there is still uncertainty with respect to the impact President Trump’s administration and the Congress may have, if any, and any changes will likely take time to unfold. Any new laws or regulations that have the effect of imposing additional costs or regulatory burden on pharmaceutical manufacturers, or otherwise negatively affect the industry, could adversely affect our ability to successfully commercialize our products and product candidates. In addition, President Trump has indicated that reducing the price of prescription drugs will be a priority of his administration. The implementation of any price controls or caps on prescription drugs, whether at the federal level or state level, could adversely affect our business, operating results and financial condition.

Regulatory authorities have substantial discretion in the approval process and may reject a marketing application as deficient or may decide that our data is insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical studies and clinical trials could delay, limit or prevent marketing approval of a product candidate. Any marketing approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.

Although we have met with the FDA regarding the development of bertilimumab, it is possible that the FDA may change its requirements or require us to conduct additional preclinical studies and/or clinical trials that may delay the development and approval of this drug. Unfavorable data from our clinical trials may restrict the potential development and commercialization of bertilimumab or lead to the termination of its development.

Ceplene is approved by the EMA and registered in over 30 countries in Europe and Israel. It also has Orphan Drug status in both the EU and US for AML. The FDA however, refused to file the Ceplene NDA submission due to the lack of an Overall Survival primary endpoint in the study and the lack of an IL-2 treatment alone control arm. Based on new biologic and clinical findings that have been studied and analyzed since the last communication with the FDA, we are planning further formal discussions with the FDA regarding a path forward for registration in the U.S., including the reaching an agreement with the agency on a Special Protocol Assessment (SPA).

Azixa and crolibulin are still in early-mid-stage clinical development and the next steps are being considered. Once those are determined, discussions will ensue with the FDA regarding the developmental pathways for these drugs. Azixa has Orphan Drug status in the US for glioblastoma multiforme (GBM).

AmiKet has received Fast Track designation from the FDA for the treatment of chemotherapy-induced peripheral neuropathy (“CIPN”), which allows for guidance, rolling submission of NDA components and a shorter review cycle than with standard applications. However, there is no guarantee that the FDA will not change its requirements or that the studies reviewed by FDA will be adequate for marketing approval.

NanomAbs are novel nano-therapeutics. Although the FDA and other regulatory authorities have approved nano-therapeutics in the past, the agency is monitoring whether nanotechnology-based therapeutics pose any specific health and human safety risks. While they have not issued any regulations to date, it is possible that the FDA and other regulatory authorities could issue regulations or establish policy positions in the future regarding nano-therapeutics that could adversely affect our product candidates.

If we experience delays in obtaining approval or if we fail to obtain approval of our product candidates, the commercial prospects for our product candidates may be harmed and our ability to generate revenues will be materially impaired.

The results from completed preclinical studies and early stage clinical trials may not be predictive of results in later stage trials and may not be predictive of the likelihood of regulatory approval.

We or our partners discuss with and obtain guidance from regulatory authorities on clinical trial protocols. Over the course of conducting clinical trials, circumstances may change, such as standards of safety, efficacy or medical practice, which could affect regulatory authorities’ perception of the adequacy of any of our clinical trial designs or the data we develop from our clinical trials. Clinical trial designs that were discussed with regulatory authorities prior to their commencement may subsequently be considered insufficient for approval at the time of application for regulatory approval. Changes in circumstances could affect our ability to conduct clinical trials as planned. Even with successful clinical safety and efficacy data, we may be required to conduct additional, expensive trials to obtain regulatory approval. Any failure or significant delay in completing clinical trials for our product candidates, or in receiving regulatory approval for the commercialization of our product candidates, may severely harm our business and delay or prevent us from being able to generate revenue and our stock price will likely decline.

If we receive regulatory approval, our marketed products will also be subject to ongoing FDA and/or foreign regulatory agency obligations and continued regulatory review, and if we fail to comply with these regulations, we could lose approvals to market any products, and our business would be seriously harmed.

Following initial regulatory approval of any of our product candidates, we will be subject to continuing regulatory review, including review of adverse experiences and clinical results that are reported after our products become commercially available. This would include results from any post-marketing tests or vigilance required as a condition of approval. The manufacturer and manufacturing facilities we use to make any of our product candidates will also be subject to periodic review and inspection by the FDA or foreign regulatory agencies. If a previously unknown problem or problems with a product, manufacturing or laboratory facility used by us is discovered, the FDA or foreign regulatory agency may impose restrictions on that product or on the manufacturing facility, including requiring us to withdraw the product from the market. Any changes to an approved product, including the way it is manufactured or promoted, often require FDA approval before the product, as modified, can be marketed. Our manufacturers and we will be subject to ongoing FDA requirements for submission of safety and other post-market information. If we or our manufacturers fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letters;
•	impose civil or criminal penalties;
•	suspend or withdraw regulatory approval;
•	suspend any ongoing clinical trials;
•	refuse to approve pending applications or supplements to approved applications;
•	impose restrictions on operations;
•	close the facilities of manufacturers; or
•	seize or detain products or require a product recall.

In addition, the policies of the FDA or other applicable regulatory agencies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature, or extent of adverse government regulation that may arise from future legislation or administrative action, either in the U.S. or abroad.

Any regulatory approval we receive for our product candidates will be limited to those indications and conditions for which we are able to show clinical safety and efficacy.

Any regulatory approval that we may receive for our current or future product candidates will be limited to those diseases and indications for which such product candidates are clinically demonstrated to be safe and effective. For example, in addition to the FDA approval required for new formulations, any new indication to an approved product also requires FDA approval. If we are not able to obtain regulatory approval for a broad range of indications for our product candidates, our ability to effectively market and sell our product candidates may be greatly reduced and may harm our ability to generate revenue.

While physicians may choose to prescribe drugs for uses that are not described in the product’s labeling and for uses that differ from those tested in clinical studies and approved by regulatory authorities, our regulatory approvals will be limited to those indications that are specifically submitted to the regulatory agency for review. These “off-label” uses are common across medical specialties and may constitute the best treatment for many patients in varied circumstances. Regulatory authorities in the U.S. generally do not regulate the behavior of physicians in their choice of treatments. Regulatory authorities do, however, restrict communications by pharmaceutical companies on the subject of off-label use. If our promotional activities fail to comply with these regulations or guidelines, we may be subject to warnings from, or enforcement action by, these authorities. In addition, our failure to follow regulatory rules and guidelines relating to promotion and advertising may cause the regulatory agency to delay its approval or refuse to approve a product, the suspension or withdrawal of an approved product from the market, recalls, fines, disgorgement of money, operating restrictions, injunctions or criminal prosecutions, any of which could harm our business.

The results of our clinical trials are uncertain, which could substantially delay or prevent us from bringing our product candidates to market.

Before we can obtain regulatory approval for a product candidate, we must undertake extensive clinical testing in humans to demonstrate safety and efficacy to the satisfaction of the FDA or other regulatory agencies. Clinical trials are very expensive and difficult to design and implement. The clinical trial process is also time consuming. The commencement and completion of our clinical trials could be delayed or prevented by several factors, including:

•	delays in obtaining regulatory approvals to commence or continue a study;
•	delays in reaching agreement on acceptable clinical trial parameters;
•	slower than expected rates of patient recruitment and enrollment;
•	inability to demonstrate effectiveness or statistically significant results in our clinical trials;

•	unforeseen safety issues;
•	uncertain dosing issues;
•	inability to monitor patients adequately during or after treatment; and
•	inability or unwillingness of medical investigators to follow our clinical protocols.

We cannot assure you that our planned clinical trials will begin or be completed on time or at all, or that they will not need to be restructured prior to completion. Significant delays in clinical testing will impede our ability to commercialize our product candidates and generate revenue from product sales and could materially increase our development costs. Completion of clinical trials may take several years or more, but the length of time generally varies according to the type, complexity, novelty and intended use of a product candidate.

We rely on third parties over which we have little or no control to conduct clinical trials for our product candidates and their failure to perform their obligations in a timely or competent manner may delay development and commercialization of our product candidates.

The nature of clinical trials and our business strategy requires us to rely on clinical research centers and other third parties to assist us with clinical testing and certain research and development activities. As a result, our success is dependent upon the success of these third parties in performing their responsibilities. We cannot directly control the adequacy and timeliness of the resources and expertise applied to these activities by such third parties. If such contractors do not perform their activities in an adequate or timely manner, the development and commercialization of our product candidates could be delayed. We may enter into agreements from time to time with additional third parties for our other product candidates whereby these third parties undertake significant responsibility for research, clinical trials or other aspects of obtaining FDA approval. As a result, we may face delays if these additional third parties do not conduct clinical studies and trials, or prepare or file regulatory related documents, in a timely or competent fashion. The conduct of the clinical studies by, and the regulatory strategies of, these additional third parties, over which we have limited or no control, may delay or prevent regulatory approval of our product candidates, which would delay or limit our ability to generate revenue from product sales.

Our therapeutic product candidates for which we intend to seek approval are primarily biological products and may face competition sooner than expected. This is particularly relevant for our lead product candidate, bertilimumab.

With the enactment of the Biologics Price Competition and Innovation Act of 2009 (“BPCIA”) as part of the Health Care Reform Law, an abbreviated pathway for the approval of bio-similar and interchangeable biological products was created. The new abbreviated regulatory pathway establishes legal authority for the FDA to review and approve bio-similar biologics, including the possible designation of a bio-similar as “interchangeable.” The FDA defines an interchangeable bio-similar as a product that, in terms of safety or diminished efficacy, presents no greater risk when switching between the bio-similar and its reference product than the risk of using the reference product alone. Under the BPCIA, an application for a bio-similar product cannot be submitted to the FDA until four years, or approved by the FDA until 12 years, after the original brand product identified as the reference product was approved under a BLA. The new law is complex and is only beginning to be interpreted by the FDA. As a result, its ultimate impact, implementation and meaning are subject to uncertainty. While it is uncertain when any such processes may be fully adopted by the FDA, any such processes could have a material adverse effect on the future commercial prospects for our biological products.

We believe that if any of our product candidates were to be approved as biological products under a BLA, such approved products should qualify for the 12-year period of exclusivity. However, there is a risk that the U.S. Congress could amend the BPCIA to significantly shorten this exclusivity period as proposed by President Obama, potentially creating the opportunity for generic competition sooner than anticipated. Moreover, the extent to which a bio-similar, once approved, will be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing. In addition, a competitor could decide to forego the bio-similar route and submit a full BLA after completing its own preclinical studies and clinical trials. In such cases, any exclusivity to which we may be eligible under the BPCIA would not prevent the competitor from marketing its product as soon as it is approved.

We may not be able to obtain orphan drug exclusivity for our product candidates, particularly for bertilimumab in bullous pemphigoid or for NanomAbs in certain infrequent cancer indications.

Regulatory authorities in some jurisdictions, including the U.S. and Europe, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the United States. One of our strategic assumptions is that we can obtain Orphan Drug Designation for bertilimumab in bullous pemphigoid, a disease with a patient population of less than 15,000 individuals in the U.S. and for certain formulations of NanomAbs in various cancer indications.

Generally, if a product with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the EMA or the FDA from approving another marketing application for the same drug for that time period. The applicable period is seven years in the U.S. and ten years in Europe. The European exclusivity period can be reduced to six years if a drug no longer meets the criteria for orphan drug designation or if the drug is sufficiently profitable so that market exclusivity is no longer justified. Orphan drug exclusivity may be lost if the FDA or EMA determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition.

Even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs can be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve the same drug for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care.

AmiKet’s successful partnering and commercialization may be affected by regulations on orphan drug status, patent restoration and data exclusivity.

AmiKet’s primary patents are expiring in 2021 and are essentially limited to the U.S. We are assuming that a marketing exclusivity of up to five years will be available under the Patent Term Restoration in the United States and under other forms in Europe and Japan to compensate for the extended development time. This marketing exclusivity may not be deemed to be applicable to AmiKet or may be reduced to less than five years in one or multiple jurisdiction. AmiKet has been granted orphan drug status for Post Herpetic Neuralgia (“PHN”), which confers a seven-year marketing exclusivity in the U.S. for that indication. Orphan drug exclusivity may be reduced or eliminated by regulators before AmiKet enjoys all or part of this protection.

Risks related to our dependence on third parties

Any collaborations that we enter into could be important to our business. If we are unable to maintain any of these collaborations, or if these collaborations are not successful, our business could be adversely affected.

We intend to enter into collaborations with other biopharmaceutical companies to develop our product candidates and generate funding for our research programs. Currently, we have no agreement with any commercial partner and we may never secure a commercial partner. These collaborations may pose a number of risks, including:

•	collaborators may have significant discretion in determining the efforts and resources that they will apply to these collaborations;
•	collaborators may not perform their obligations as expected;
•	collaborators may not pursue development and commercialization of any product candidates that achieve regulatory approval or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborators’ strategic focus or available funding, or external factors, such as an acquisition, that divert resources or create competing priorities;
•	collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;
•	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our products or product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours, which may cause collaborators to cease to devote resources to the commercialization of our product candidates;
•	a collaborator with marketing and distribution rights to one or more of our product candidates that achieve regulatory approval may not commit sufficient resources to the marketing and distribution of such product or products;

•	disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the preferred course of development, might cause delays or termination of the research, development or commercialization of product candidates, might lead to additional responsibilities for us with respect to product candidates, or might result in litigation or arbitration, any of which would be time-consuming and expensive;
•	collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;
•	collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability;
•	collaborations may be terminated for the convenience of the collaborator and, if terminated, we would potentially lose the right to pursue further development or commercialization of the applicable product candidates;
•	collaborators may learn about our technology and use this knowledge to compete with us in the future;
•	results of collaborators’ preclinical or clinical trials could produce results that harm or impair other products using our technology;
•	there may be conflicts between different collaborators that could negatively affect those collaborations and potentially others; and
•	the number and type of our collaborations could adversely affect our attractiveness to future collaborators or acquirers.

If any collaborations we enter into do not result in the successful development and commercialization of our products or if one of our collaborators terminates its agreement with us, we may not receive any future research and development funding or milestone or royalty payments under the collaboration. If we do not receive the funding we expect under these agreements, our continued development of our product candidates could be delayed and we may need additional resources to develop additional product candidates. All of the risks relating to our product development, regulatory approval and commercialization also apply to the activities of our collaborators and there can be no assurance that our collaborations will produce positive results or successful products on a timely basis or at all.

Additionally, subject to its contractual obligations to us, if a collaborator of ours is involved in a business combination or otherwise changes its business priorities, the collaborator might deemphasize or terminate the development or commercialization of any product candidate licensed to it by us. If one of our collaborators terminates its agreement with us, we may find it more difficult to attract new collaborators and our perception in the business and financial communities and our stock price could be adversely affected.

We may in the future determine to collaborate with additional pharmaceutical and biotechnology companies for development and potential commercialization of therapeutic products. We face significant competition in seeking appropriate collaborators. Our ability to reach a definitive agreement for collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. If we are unable to reach agreements with suitable collaborators on a timely basis, on acceptable terms, or at all, we may not be able to access therapeutic payloads that would be suitable to development with our platform, have to curtail the development of a product candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to fund and undertake development or commercialization activities on our own, we may need to obtain additional expertise and additional capital, which may not be available to us on acceptable terms or at all. If we fail to enter into collaborations and do not have sufficient funds or expertise to undertake the necessary development and commercialization activities, we may not be able to further develop our product candidates or bring them to market or continue to develop our product platform and our business may be materially and adversely affected.

We rely, and expect to continue to rely, on third parties to conduct our clinical trials, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials.

We currently rely on third-party CROs to conduct our ongoing Phase II clinical trials of bertilimumab and do not plan to independently conduct clinical trials of our other product candidates. We expect to continue to rely on third parties, such as CROs, clinical data management organizations, medical institutions and clinical investigators, to conduct and manage our clinical trials. These agreements might terminate for a variety of reasons, including a failure to perform by the third parties. If we need to enter into alternative arrangements, that would delay our product development activities.

Our reliance on these third parties for research and development activities will reduce our control over these activities but will not relieve us of our responsibilities. For example, we will remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with regulatory standards, commonly referred to as good clinical practices (“GCPs”), for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Other countries’ regulatory agencies also have requirements for clinical trials with which we must comply. We also are required to register ongoing clinical trials and post the results of completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within specified timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions. Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining marketing approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates.

We also expect to rely on other third parties to store and distribute drug supplies for our clinical trials. Any performance failure on the part of our distributors could delay clinical development or marketing approval of our product candidates or commercialization of our products, producing additional losses and depriving us of potential product revenue.

We contract with third parties for the manufacture of our product candidates for preclinical and clinical testing and expect to continue to do so for the foreseeable future. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

We do not have any manufacturing facilities that meet the FDA’s current cGMP requirements for the production of any product candidates used in humans. We rely, and expect to continue to rely, on third parties for the manufacture of our product candidates for preclinical and clinical testing, as well as for the commercial manufacture if any of our product candidates once they receive marketing approval. This reliance on third parties increases the risk that we may not have sufficient quantities of our product candidates on a timely basis or at all or products or such quantities at an acceptable cost or quality, which could delay, prevent or impair our development or commercialization efforts.

We may be unable to establish any agreements with third-party manufacturers or to do so on acceptable terms. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•	failure of third-party manufacturers to comply with regulatory requirements and maintain quality assurance;
•	breach of the manufacturing agreement by the third party;
•	failure to manufacture our product according to our specifications;
•	failure to manufacture our product according to our schedule or at all;
•	misappropriation of our proprietary information, including our trade secrets and know-how; and
•	termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us.

Third-party manufacturers may not be able to comply with cGMP regulations or similar regulatory requirements outside the U.S. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our products.

Our product candidates and any products that we may develop may compete with other product candidates and products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us.

Any performance failure on the part of our existing or future manufacturers could delay clinical development or marketing approval. We do not currently have arrangements in place for redundant supply or a second source for required raw materials used in the manufacture of our product candidates, including our lead product candidate bertilimumab. If our current contract manufacturer, Lonza, cannot perform as agreed, we may be required to replace such manufacturer and we may be unable to replace them on a timely basis or at all. Our contract with Lonza imposes restrictions, including additional payments if we elect to work with another contract manufacturer. Additionally, we have not yet secured cGMP manufacturers for NanomAbs, which may delay regulatory development toward an IND authorization and initial of clinical trials.

Our current and anticipated future dependence upon others for the manufacture of our product candidates or products may adversely affect our future profit margins and our ability to commercialize any products that receive marketing approval on a timely and competitive basis.

Risks related to our intellectual property

Our ability to protect our intellectual property rights will be critically important to the success of our business, and we may not be able to protect or enforce these rights in the U.S. or abroad.

We own or hold licenses to a number of issued U.S. patents and U.S. pending patent applications, as well as foreign patents and patent applications. Our success depends in part on our ability to obtain patent protection both in the U.S. and in other countries for our product candidates, as well as the methods for treating patients in the product indications using these product candidates. Our ability to protect our product candidates from unauthorized or infringing use by third parties depends in substantial part on our ability to obtain and maintain valid and enforceable patents. Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering pharmaceutical inventions and the scope of claims made under these patents, our ability to obtain, maintain and enforce patents is uncertain and involves complex legal and factual questions. Even if our product candidates, as well as methods for treating patients for prescribed indications using these product candidates are covered by valid and enforceable patents and have claims with sufficient scope, disclosure and support in the specification, the patents will provide protection only for a limited amount of time. Accordingly, rights under any issued patents may not provide us with sufficient protection for our product candidates or provide sufficient protection to afford us a commercial advantage against competitive products or processes.

In addition, we cannot guarantee that any patents issued from any pending or future patent applications owned by or licensed to us. Even if patents have issued or will issue, we cannot guarantee that the claims of these patents are or will be valid or enforceable or will provide us with any significant protection against competitive products or otherwise be commercially valuable to us. The laws of some foreign jurisdictions do not protect intellectual property rights to the same extent as in the U.S. and many companies have encountered significant difficulties in protecting and defending such rights in foreign jurisdictions. Furthermore, different countries have different procedures for obtaining patents, and patents issued in different countries offer different degrees of protection against use of the patented invention by others. If we encounter such difficulties in protecting or are otherwise precluded from effectively protecting our intellectual property rights in foreign jurisdictions, our business prospects could be substantially harmed.

The patent positions of biotechnology companies, including our patent position, involve complex legal and factual questions, and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated, or circumvented. Our patents can be challenged by our competitors who can argue that our patents are invalid, unenforceable, lack utility, or sufficient written description or enablement, or that the claims of the issued patents should be limited or narrowly construed. Patents also will not protect our product candidates if competitors devise ways of making or using these product candidates without legally infringing our patents. The Federal Food, Drug, and Cosmetic Act and FDA regulations and policies create a regulatory environment that encourages companies to challenge branded drug patents or to create non-infringing versions of a patented product in order to facilitate the approval of abbreviated new drug applications for generic substitutes. These same types of incentives encourage competitors to submit new drug applications that rely on literature and clinical data not prepared for or by the drug sponsor, providing a less burdensome pathway to approval.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

•	Others may be able to make compounds that are similar to our product candidates but that are not covered by the claims of the patents that we own or have exclusively licensed.
•	We or our licensors or strategic partners might not have been the first to make the inventions covered by the issued patent or pending patent application that we own or have exclusively licensed.
•	We or our licensors or strategic partners might not have been the first to file patent applications covering certain of our inventions.
•	Others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing on our intellectual property rights.
•	It is possible that our pending patent applications will not lead to issued patents.
•	Issued patents that we own or have exclusively licensed may not provide us with any competitive advantages, or may be held invalid or unenforceable, as a result of legal challenges by our competitors.
•	Our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets.
•	We may not develop additional proprietary technologies that are patentable.
•	The patents of others may have an adverse effect on our business.

Should any of these events occur, they could significantly harm our business, results of operations and prospects.

We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our technologies, product candidates, and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets and we have the funds to enforce our rights, if necessary.

The expiration of our owned or licensed patents before completing the research and development of our product candidates and receiving all required approvals in order to sell and distribute the products on a commercial scale can adversely affect our business and results of operations.

In addition, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the U.S. If we fail to apply for intellectual property protection or if we cannot adequately protect our intellectual property rights in these foreign countries, our competitors may be able to compete more effectively against us, which could adversely affect our competitive position, as well as our business, financial condition and results of operations.

Filing, prosecuting and defending patents on all of our product candidates throughout the world would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but where enforcement is not as strong as that in the U.S. These products may compete with our products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

Litigation regarding patents, patent applications and other proprietary rights may be expensive and time consuming. If we are involved in such litigation, it could cause delays in bringing product candidates to market and harm our ability to operate.

Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. The pharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may obtain patents in the future and allege that the use of our technologies infringes these patent claims or that we are employing their proprietary technology without authorization.

Litigation relating to the ownership and use of intellectual property is expensive, and our position as a relatively small company in an industry dominated by very large companies may cause us to be at a significant disadvantage in defending our intellectual property rights and in defending against claims that our technology infringes or misappropriates third party intellectual property rights. However, we may seek to use various post- grant administrative proceedings, including new procedures created under the America Invents Act, to invalidate potentially overly-broad third-party rights. Even if we are able to defend our position, the cost of doing so may adversely affect our ability to grow, generate revenue or become profitable. Although we have not yet experienced any patent litigation, we may in the future be subject to such litigation and may not be able to protect our intellectual property at a reasonable cost, or at all, if such litigation is initiated. The outcome of litigation is always uncertain, and in some cases could include judgments against us that require us to pay damages, enjoin us from certain activities or otherwise affect our legal or contractual rights, which could have a significant adverse effect on our business.

In addition, third parties may challenge or infringe upon our existing or future patents. Proceedings involving our patents or patent applications or those of others could result in adverse decisions regarding the patentability of our inventions relating to our product candidates and/or the enforceability, validity or scope of protection offered by our patents relating to our product candidates.

Even if we are successful in these proceedings, we may incur substantial costs and divert management time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may:

•	incur substantial monetary damages;
•	encounter significant delays in bringing our product candidates to market; and/or
•	be precluded from participating in the manufacture, use or sale of our product candidates or methods of treatment requiring licenses.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including Patent Office administrative proceedings, such as inter-party reviews, and reexamination proceedings before the USPTO or oppositions and revocations and other comparable proceedings in foreign jurisdictions. Numerous United States and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our product candidates may give rise to claims of infringement of the patent rights of others.

Despite safe harbor provisions, third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents, of which we are currently unaware, with claims to materials, formulations, methods of doing research or library screening, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates. Because patent applications can take many years to issue, there may be published patent applications, which may later result in issued patents that our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of any of our product candidates, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize such product candidate unless we obtain a license under the applicable patents, or until such patents expire or they are finally determined to be held invalid or unenforceable. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy or patient selection methods, the holders of any such patent may be able to block our ability to develop and commercialize the applicable product candidate unless we obtain a license, limit our use, or until such patent expires or is finally determined to be held invalid or unenforceable. In either case, such a license may not be available to us on commercially reasonable terms or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, limit our use, pay royalties or redesign our infringing product candidates, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of our product candidates. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize one or more of our product candidates, which could harm our business significantly.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

Third-party claims of intellectual property infringement may prevent or delay our drug discovery and development efforts.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property, which could limit our ability to compete. Because we operate in a highly technical field of research and development of small molecule drugs, we rely in part on trade secret protection in order to protect our proprietary trade secrets and unpatented know-how. However, trade secrets are difficult to protect, and we cannot be certain that others will not develop the same or similar technologies on their own. We have taken steps, including entering into confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors, to protect our trade secrets and unpatented know-how. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. We also typically obtain agreements from these parties which provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us. Enforcing a claim that a party illegally obtained and is using our trade secrets or know-how is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the U.S. may be less willing to protect trade secrets or know-how. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

We license patent rights from third-party owners. Such licenses may be subject to early termination if we fail to comply with our obligations in our licenses with third parties, which could result in the loss of rights or technology that are material to our business.

We are a party to licenses that give us rights to third-party intellectual property that is necessary or useful for our business, and we may enter into additional licenses in the future. Under these license agreements we are obligated to pay the licensor fees, which may include annual license fees, milestone payments, royalties, a percentage of revenues associated with the licensed technology and a percentage of sublicensing revenue. In addition, under certain of such agreements, we are required to diligently pursue the development of products using the licensed technology. If we fail to comply with these obligations and fail to cure our breach within a specified period of time, the licensor may have the right to terminate the applicable license, in which event we could lose valuable rights and technology that are material to our business. If the licensor retains control of prosecution of the patents and patent applications licensed to us, we may have limited or no control over the manner in which the licensor chooses to prosecute or maintain its patents and patent applications and have limited or no right to continue to prosecute any patents or patent applications that the licensor elects to abandon. The loss of any such rights provided under our license agreements could materially harm our financial condition and operating results.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

We rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers, and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

If we are unable to obtain licenses needed for the development of our product candidates, or if we breach any of the agreements under which we license rights to patents or other intellectual property from third parties, we could lose licensing rights that are important to our business.

If we are unable to maintain and/or obtain licenses needed for the development of our product candidates in the future, we may have to develop alternatives to avoid infringing on the patents of others, potentially causing increased costs and delays in drug development and introduction or precluding the development, manufacture, or sale of planned products. Some of our licenses provide for limited periods of exclusivity that require minimum license fees and payments and/or may be extended only with the consent of the licensor. We can provide no assurance that we will be able to meet these minimum license fees in the future or that these third parties will grant extensions on any or all such licenses. This same restriction may be contained in licenses obtained in the future.

Additionally, we can provide no assurance that the patents underlying any licenses will be valid and enforceable. To the extent any products developed by us are based on licensed technology, royalty payments on the licenses will reduce our gross profit from such product sales and may render the sales of such products uneconomical. In addition, the loss of any current or future licenses or the exclusivity rights provided therein could materially harm our business financial condition and our operations.

If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel and our consultants and advisors, as well as our licensors. To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. Unlike some of our competitors, we maintain our proprietary libraries for ourselves as we believe they have proven to be superior in obtaining strong binder product candidates. To this end, we require all of our employees, consultants, advisors and contractors to enter into agreements, which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

From time to time we may need to license patents, intellectual property and proprietary technologies from third parties, which may be difficult or expensive to obtain.

We may need to obtain licenses to patents and other proprietary rights held by third parties to successfully develop, manufacture and market our drug products. As an example, it may be necessary to use a third party’s proprietary technology to reformulate one of our drug products in order to improve upon the capabilities of the drug product. If we are unable to timely obtain these licenses on reasonable terms, our ability to commercially exploit such drug products may be inhibited or prevented.

Risks related to our business and industry

We are heavily dependent on the success of our technologies and product candidates, and we cannot give any assurance that any of our product candidates will receive regulatory approval, which is necessary before they can be commercialized.

To date, we have invested a significant portion of our efforts and financial resources in the acquisition and development of our product candidates. We have not demonstrated our ability to perform the functions necessary for the successful acquisition, development or commercialization of the technologies we are seeking to develop. As an early stage company, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical area. Our future success is substantially dependent on our ability to successfully develop, obtain regulatory approval for, and then successfully commercialize such product candidates. Our product candidates are currently in preclinical development or in clinical trials. Our business depends entirely on the successful development and commercialization of our product candidates, which may never occur. We currently generate no revenues from the sale of any drugs, and we may never be able to develop or commercialize a marketable drug.

The successful development, and any commercialization, of our technologies and any product candidates would require us to successfully perform a variety of functions, including:

•	developing our technology platform;
•	identifying, developing, manufacturing and commercializing product candidates;
•	entering into successful licensing and other arrangements with product development partners;
•	participating in regulatory approval processes;
•	formulating and manufacturing products; and
•	conducting sales and marketing activities.

Our operations have been limited to organizing our company, acquiring, developing and securing our proprietary technology and identifying and obtaining early preclinical data or clinical data for various product candidates. These operations provide a limited basis for you to assess our ability to continue to develop our technology, identify product candidates, develop and commercialize any product candidates we are able to identify and enter into successful collaborative arrangements with other companies, as well as for you to assess the advisability of investing in our securities. Each of these requirements will require substantial time, effort and financial resources.

Each of our product candidates will require additional preclinical or clinical development, management of preclinical, clinical and manufacturing activities, regulatory approval in multiple jurisdictions, obtaining manufacturing supply, building of a commercial organization, and significant marketing efforts before we generate any revenues from product sales. We are not permitted to market or promote any of our product candidates before we receive regulatory approval from the FDA, or comparable foreign regulatory authorities, and we may never receive such regulatory approval for any of our product candidates. In addition, our product development programs contemplate the development of companion diagnostics by our third-party collaborators. Companion diagnostics are subject to regulation as medical devices and must themselves be cleared or approved for marketing by the FDA or certain other foreign regulatory agencies before we may commercialize our product candidates.

Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. It is not uncommon for companies in the biopharmaceutical industry to suffer significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Our future clinical trial results may not be successful.

Product candidate development risk is heightened by any changes in the planned clinical trials compared to the completed clinical trials. As product candidates are developed through preclinical to early and late stage clinical trials towards approval and commercialization, it is customary that various aspects of the development program, such as manufacturing and methods of administration, are altered along the way in an effort to optimize processes and results. While these types of changes are common and are intended to optimize the product candidates for late stage clinical trials, approval and commercialization, such changes do carry the risk that they will not achieve these intended objectives.

We have not previously initiated or completed a corporate-sponsored clinical trial. Consequently, we may not have the necessary capabilities, including adequate staffing, to successfully manage the execution and completion of any clinical trials we initiate, in a way that leads to our obtaining marketing approval for our product candidates in a timely manner, or at all.

In the event we are able to conduct a pivotal clinical trial of a product candidate, the results of such trial may not be adequate to support marketing approval. Because our product candidates are intended for use in life- threatening diseases, in some cases we ultimately intend to seek marketing approval for each product candidate based on the results of a single pivotal clinical trial. As a result, these trials may receive enhanced scrutiny from the FDA. For any such pivotal trial, if the FDA disagrees with our choice of primary endpoint or the results for the primary endpoint are not robust or significant relative to control, are subject to confounding factors, or are not adequately supported by other study endpoints, including possibly overall survival or complete response rate, the FDA may refuse to approve a BLA or an NDA based on such pivotal trial. The FDA may require additional clinical trials as a condition for approving our product candidates.

Delays in clinical testing could result in increased costs to us and delay our ability to generate revenue.

Although we are planning for certain clinical trials relating to bertilimumab, we may experience delays in our clinical trials and we do not know whether planned clinical trials will begin on time, need to be redesigned, enroll patients on time or be completed on schedule, if at all. Clinical trials can be delayed for a variety of reasons, including delays related to:

•	reaching agreement on acceptable terms with prospective CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;
•	obtaining IRB, approval at each site;
•	recruiting suitable patients to participate in a trial;
•	clinical sites deviating from trial protocol or dropping out of a trial;
•	having patients complete a trial or return for post-treatment follow-up;
•	developing and validating companion diagnostics on a timely basis, if required;
•	adding new clinical trial sites; or
•	manufacturing sufficient quantities of product candidate for use in clinical trials

Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating.

Furthermore, we intend to rely on CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials and we intend to have agreements governing their committed activities, for which we will have limited influence over their actual performance. We could encounter delays if a clinical trial is suspended or terminated by us, by the IRBs of the institutions in which such trials are being conducted, by the Data Safety Monitoring Board (“DSMB”), for such trial or by the FDA or other regulatory authorities. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. If we experience delays in the completion of, or termination of, any clinical trial of our product candidates, the commercial prospects of our product candidates will be harmed, and our ability to generate product revenues from any of these product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may harm our business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

Competition for patients in conducting clinical trials may prevent or delay product development and strain our limited financial resources.

Many pharmaceutical companies are conducting clinical trials in patients with the disease indications that our potential drug products target. As a result, we must compete with them for clinical sites, physicians and the limited number of patients who fulfill the stringent requirements for participation in clinical trials. Also, due to the confidential nature of clinical trials, we do not know how many of the eligible patients may be enrolled in competing studies and who are consequently not available to us for our clinical trials. Our clinical trials may be delayed or terminated due to the inability to enroll enough patients. Patient enrollment depends on many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. The delay or inability to meet planned patient enrollment may result in increased costs and delays or termination of the trial, which could have a harmful effect on our ability to develop products.

The regulatory review and approval processes of the FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.

The time required to obtain approval from the FDA and comparable foreign authorities is unpredictable but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, review and approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. We have not obtained regulatory approval for any product candidate and it is possible that none of our existing product candidates or any product candidates we may seek to develop in the future will ever obtain regulatory approval.

Our product candidates could fail to receive regulatory approval for many reasons, including the following:

•	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;
•	we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for its proposed indication;
•	the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;
•	the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;
•	the data collected from clinical trials of our product candidates may not be sufficient to support the submission of an NDA or other submission or to obtain regulatory approval in the U.S. or elsewhere;
•	the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies;
•	the recent resignation of our Chief Medical Officer could effect our clinical trials or related processes; and
•	the FDA or comparable foreign regulatory authorities may fail to approve the companion diagnostics we contemplate developing with partners

The approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval. This lengthy approval process as well as the unpredictability of future clinical trial results may result in our failing to obtain regulatory approval to market our product candidates, which would significantly harm our business, results of operations and prospects.

In addition, even if we were to obtain approval, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, may not approve the price we intend to charge for our products, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.

We have not previously submitted a BLA or an NDA to the FDA or similar drug approval filings to comparable foreign authorities for any product candidate, and we cannot be certain that any of our product candidates will be successful in clinical trials or receive regulatory approval. Further, our product candidates may not receive regulatory approval even if they are successful in clinical trials. If we do not receive regulatory approvals for our product candidates, we may not be able to continue our operations. Even if we successfully obtain regulatory approvals to market one or more of our product candidates, our revenues will be dependent, in part, upon our collaborators’ ability to obtain regulatory approval of the companion diagnostics to be used with our product candidates, as well as the size of the markets in the territories for which we gain regulatory approval and have commercial rights. If the markets for patients that we are targeting for our product candidates are not as significant as we estimate, we may not generate significant revenues from sales of such products, if approved.

We plan to seek regulatory approval to commercialize our product candidates both in the United States, the European Union and in additional foreign countries. While the scope of regulatory approval is similar in other countries, to obtain separate regulatory approval in many other countries we must comply with numerous and varying regulatory requirements of such countries regarding safety and efficacy and governing, among other things, clinical trials and commercial sales, pricing and distribution of our product candidates, and we cannot predict success in these jurisdictions.

Healthcare reform measures could hinder or prevent our product candidates’ commercial success.

In both the U.S. and certain foreign jurisdictions, there have been and we expect there will continue to be a number of legislative and regulatory changes to the health care system that could impact our ability to sell our products profitably. The U.S. government and other governments have shown significant interest in pursuing healthcare reform. In particular, the Medicare Modernization Act of 2003 revised the payment methodology for many products under the Medicare program in the United States. This has resulted in lower rates of reimbursement. In 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, collectively, the Healthcare Reform Law, was enacted. The Healthcare Reform Law substantially changes the way healthcare is financed by both governmental and private insurers. Such government-adopted reform measures may adversely impact the pricing of healthcare products and services in the U.S. or internationally and the amount of reimbursement available from governmental agencies or other third-party payors.

There have been, and likely will continue to be, legislative and regulatory proposals at the federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare may adversely affect the demand for any drug products for which we may obtain regulatory approval, as well as our ability to set satisfactory prices for our products, to generate revenues, and to achieve and maintain profitability.

We may expand our business through the acquisition of companies or businesses or by entering into collaborations or in-licensing product candidates that could disrupt our business and harm our financial condition.

We may in the future seek to expand our pipeline and capabilities by acquiring one or more companies or businesses, entering into collaborations or in-licensing one or more product candidates. Acquisitions, collaborations and in-licenses involve numerous risks, including:

•	potentially dilutive issuance of equity securities;
•	substantial cash expenditures;
•	incurrence of debt and contingent liabilities, some of which may be difficult or impossible to identify at the time of acquisition;
•	difficulties in assimilating the operations and technology of the acquired companies;
•	potential disputes regarding contingent consideration;
•	the assumption of unknown liabilities of the acquired businesses;
•	diverting our management’s attention away from other business concerns;
•	entering markets in which we have limited or no direct experience; and
•	potential loss of our key employees or key employees of the acquired companies or businesses.

Our experience in making acquisitions, entering collaborations and in-licensing product candidates is limited. We cannot assure you that any acquisition, collaboration or in-license will result in short-term or long-term benefits to us. We may incorrectly judge the value or worth of an acquired company or business or in-licensed product candidate. In addition, our future success would depend in part on our ability to manage the rapid growth associated with some of these acquisitions, collaborations and in-licenses. We cannot assure you that we would be able to successfully combine our business with that of acquired businesses, manage a collaboration or integrate in-licensed product candidates or that such efforts would be successful. Furthermore, the development or expansion of our business or any acquired business or company or any collaboration or in-licensed product candidate may require a substantial capital investment by us. We may use our securities as payment for all or a portion of the purchase price or acquisitions. If we issue significant amounts of our equity securities for such acquisitions, this would result in substantial dilution of the equity interests of our stockholders.

Risks related to the commercialization of our product candidates

Even if any of our product candidates receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

If any of our product candidates receives marketing approval, it may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. For example, current cancer treatments like chemotherapy and radiation therapy are well established in the medical community, and physicians may continue to rely on these treatments. In addition, many new drugs have been recently approved and many more are in the pipeline for the same diseases for which we are developing our product candidates. If our product candidates do not achieve an adequate level of acceptance, we may not generate significant product revenues and we may not become profitable. The degree of market acceptance of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	efficacy, safety and other potential advantages compared to alternative treatments;
•	ability to offer products for sale at competitive prices;
•	convenience and ease of administration compared to alternative treatments;
•	willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;
•	strength of marketing and distribution support;
•	availability of third-party coverage and adequate reimbursement for our product candidates;
•	prevalence and severity of their side effects;
•	any restrictions on the use of our products together with other medications;
•	interactions of our products with other medicines patients are taking; and
•	inability of certain types of patients to take the product.

If we are unable to establish effective sales, marketing and distribution capabilities or enter into agreements with third parties with such capabilities, we may not be successful in commercializing our product candidates if and when they are approved.

We do not have a sales or marketing infrastructure and have no experience in the sale, marketing or distribution of pharmaceutical products. To achieve commercial success for any product for which we obtain marketing approval, we will need to establish a sales and marketing organization or make arrangements with third parties to perform sales and marketing functions.

In the future, we expect to build a focused specialty sales and marketing infrastructure to market or co-promote some of our product candidates in the U.S. and potentially elsewhere, if and when they are approved. There are risks involved with establishing our own sales, marketing and distribution capabilities. For example, recruiting and training a sales force is expensive and time consuming and could delay any product launch. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

Factors that may inhibit our efforts to commercialize our products on our own include:

•	our inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;
•	the inability of sales personnel to obtain access to or educate physicians on the benefits of our products;
•	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines;
•	unforeseen costs and expenses associated with creating an independent sales and marketing organization; and
•	inability to obtain sufficient coverage and reimbursement from third-party payors and governmental agencies.

Outside the U.S., we expect to rely on third parties to sell, market and distribute our product candidates. We may not be successful in entering into arrangements with such third parties or may be unable to do so on terms that are favorable to us. In addition, our product revenues and our profitability, if any, may be lower if we rely on third parties for these functions than if we were to market, sell and distribute any products that we develop ourselves. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish sales, marketing and distribution capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our product candidates.

We face substantial competition, which may result in others discovering, developing or commercializing competing products before or more successfully than we do.

The development and commercialization of new drug products is highly competitive. We face competition with respect to our current product candidates, and will face competition with respect to any product candidates that we may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. There are a number of large pharmaceutical and biotechnology companies that currently market and sell products or are pursuing the development of products for the treatment of the disease indications for which we are developing our product candidates. Some of these competitive products and therapies are based on scientific approaches that are the same as or similar to our approach, and others are based on entirely different approaches. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

Many of the companies against which we are competing or against which we may compete in the future have significantly greater financial resources, established presence in the market and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors.

Smaller and other early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific, sales and marketing and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. In addition, our ability to compete may be affected in many cases by insurers or other third-party payors seeking to encourage the use of generic products. Major competing products to our lead drug, bertilimumab, such as Remicade and Humira are expected to become available on a generic basis over the coming years. If our product candidates achieve marketing approval, we expect that they will be priced at a significant premium over competitive generic products. Multiple other new drugs will be launched prior to bertilimumab in its various target indications but may limit its potential market acceptance. NanomAbs are competing with other ligand nanoparticle conjugates developed by well-funded companies such as BIND Therapeutics and Merrimack. They are also competing with other types of Bio-Conjugates including antibody drug conjugates developed by Seattle Genetics and Immunogen. Insufficient funding or inability to secure timely corporate partnerships will prevent us from successfully developing the commercial opportunity with NanomAbs.

Even if we are able to commercialize any product candidates, the products may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, which would harm our business.

The regulations that govern marketing approvals, pricing, coverage and reimbursement for new drug products vary widely from country to country. Current and future legislation may significantly change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after marketing or product-licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control, including possible price reductions, even after initial approval is granted. As a result, we might obtain marketing approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product, possibly for lengthy period of time, and negatively impact the revenues we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more product candidates, even if our product candidates obtain marketing approval.

Our ability to commercialize any product candidates successfully also will depend in part on the extent to which coverage and reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for drugs. Coverage and reimbursement may not be available for any product that we commercialize and, even if these are available, the level of reimbursement may not be sufficient to generate a profit. Reimbursement may affect the demand for, or the price of, any product candidate for which we obtain marketing approval. Obtaining and maintaining adequate reimbursement for our products may be difficult. We may be required to conduct expensive pharmacoeconomic studies to justify coverage and reimbursement or the level of reimbursement relative to other therapies. If coverage and reimbursement are not available or reimbursement is available only to limited levels, we may not be able to successfully commercialize any product candidate for which we obtain marketing approval.

There may be significant delays in obtaining reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the drug is approved for by the FDA or similar regulatory authorities outside the U.S. Moreover, eligibility for reimbursement does not imply that a drug will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies. Our inability to promptly obtain coverage and adequate reimbursement rates from both government-funded and private payors for any approved products that we develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.

We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and will face an even greater risk if we commercially sell any products that we may develop. If we cannot successfully defend ourselves against claims that our product candidates or products caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for any product candidates or products that we may develop;
•	injury to our reputation and significant negative media attention;
•	withdrawal of clinical trial participants;
•	significant costs to defend the related litigation;

•	substantial monetary awards to trial participants or patients;
•	loss of revenue;
•	reduced resources of our management to pursue our business strategy; and
•	the inability to commercialize any products that we may develop.

We currently hold $5.0 million in clinical trial liability insurance coverage in the aggregate and per incident, which may not be adequate to cover all liabilities that we may incur. We may need to increase our insurance coverage as we expand our clinical trials or if we commence commercialization of our product candidates. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Risks related to our common stock

The price of our common stock is volatile and fluctuates substantially, which could result in substantial losses for purchasers of our shareholders.

Our stock price is often volatile. The stock market in general and the market for smaller biopharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price for our common stock may be influenced by many factors, including:

•	the success of competitive products or technologies;
•	results of clinical trials of our product candidates or those of our competitors;
•	developments related to our existing or any future collaboration;
•	regulatory or legal developments in the U.S. and other countries;
•	developments or disputes concerning patent applications, issued patents or other proprietary rights;
•	the recruitment or departure of key personnel;
•	the level of expenses related to any of our product candidates or clinical development programs;
•	the results of our efforts to discover, develop, acquire or in-license additional product candidates or products;
•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;
•	variations in our financial results or those of companies that are perceived to be similar to us;
•	changes in the structure of healthcare payment systems;
•	market conditions in the pharmaceutical and biotechnology sectors;
•	general economic, industry and market conditions; and
•	the other factors described in this “Risk Factors” section.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about our business or us. Three analysts in the U.S. and one in Sweden currently cover our stock. If any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our target animal studies and operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

A significant number of shares of our common stock are issuable pursuant to outstanding notes, options and warrants, and we expect to issue additional shares of common stock in the future. Sales of these shares will dilute the interests of other security holders and may depress the price of our common stock.

As of July 26, 2017, there were 10,107,700 shares of common stock outstanding, with 500,437 shares of common stock issuable upon exercise of outstanding options as of March 31, 2017 under our Amended and Restated 2015 Equity Incentive Plan (the “2015 Plan”); and 632,080 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2017. In addition, we may issue additional common stock and warrants from time to time to finance our operations. We may also issue additional shares to fund potential acquisitions or in connection with additional stock options or other equity awards granted to our employees, officers, directors and consultants under our 2015 Plan. The issuance of additional shares of common stock, convertible securities or warrants to purchase common stock, perception that such issuances may occur, or exercise of outstanding warrants, convertible securities or options will have a dilutive impact on other shareholders and could have a material negative effect on the market price of our common stock.

A substantial number of shares of common stock may be sold in the market following this offering, which may depress the market price for our common stock.

Sales of a substantial number of shares of our common stock or securities convertible or exercisable into our common stock in the public market following this offering could cause the market price of our common stock to decline. A substantial majority of the outstanding shares of our common stock are, and the shares of common stock sold in this offering upon issuance will be, freely tradable without restriction or further registration under the Securities Act of 1933, as amended.

Provisions in our restated certificate of incorporation and amended and restated by-laws and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our certificate of incorporation and our amended and restated by-laws may discourage, delay or prevent a merger, acquisition or other change in control of our company that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our Board of Directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board of Directors. Among other things, these provisions include those establishing:

•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our Board of Directors;
•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•	the exclusive right of our Board of Directors to elect a director to fill a vacancy created by the expansion of the Board of Directors or the resignation, death or removal of a director, which prevents stockholders from filling vacancies on our Board of Directors;
•	the ability of our Board of Directors to authorize the issuance of shares of preferred stock and to determine the terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
•	the ability of our Board of Directors to alter our bylaws without obtaining stockholder approval;
•	the required approval of the holders of at least three-quarters (75%) of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or repeal the provisions of our certificate of incorporation regarding the election and removal of directors;
•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;
•	the requirement that a special meeting of stockholders may be called only by the Chairman of the Board of Directors, the chief executive officer, the president or the Board of Directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and:
•	advance notice procedures that stockholders must comply with in order to nominate candidates to our Board of Directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Because we do not anticipate paying any cash dividends on our common stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, our credit facility currently prohibits us from paying dividends on our equity securities, and any future debt agreements may likewise preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because pharmaceutical companies have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

Risks related to employee matters and managing growth and other risks related to our business

Our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on the principal members of our management, scientific and clinical team. Although we have entered into employment letter agreements with our executive officers, each of them may terminate their employment with us at any time. We do not maintain “key person” insurance for any of our executives or other employees.

Recruiting and retaining qualified scientific, clinical, manufacturing and sales and marketing personnel will also be critical to our success. The loss of the services of our executive officers or other key employees could impede the achievement of our research, development and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize products. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high quality personnel, our ability to pursue our growth strategy will be limited.

A variety of risks associated with operating internationally could materially adversely affect our business.

In addition to our U.S. operations, we have operations in Israel through our wholly-owned subsidiary, Immune Pharmaceuticals Ltd. We face risks associated with our operations in Israel, including possible unfavorable regulatory, pricing and reimbursement, legal, political, tax and labor conditions, which could harm our business. We are also conducting and in the future plan to continue to conduct clinical trials of product candidates in Israel. We are subject to numerous risks associated with international business activities in Israel and elsewhere, including:

•	compliance with differing or unexpected regulatory requirements for our products;

•	compliance with Israeli laws with respect to our wholly owned subsidiary, Immune Ltd.;
•	difficulties in staffing and managing foreign operations;
•	foreign government taxes, regulations and permit requirements;
•	U.S. and foreign government tariffs, trade restrictions, price and exchange controls and other regulatory requirements;
•	economic weakness, including inflation, natural disasters, war, events of terrorism or political instability in particular foreign countries;
•	fluctuations in currency exchange rates, which could result in increased operating expenses and reduced revenues;
•	compliance with tax, employment, immigration and labor laws, regulations and restrictions for employees living or traveling abroad;
•	changes in diplomatic and trade relationships; and
•	challenges in enforcing our contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the United States.

These and other risks associated with our international operations in Israel and elsewhere may materially adversely affect our business, financial condition and results of operations.

Our business and operations would suffer in the event of system failures.

Despite the implementation of security measures, our internal computer systems and those of our current and future contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we are not aware of any such material system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Likewise, we rely on third parties to manufacture our product candidates and conduct clinical trials, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development and commercialization of our product candidates could be delayed.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered by them under this prospectus. We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders covered by this prospectus. The Warrants exercisable for up to 83,333 shares of Common Stock that were issued in connection with the April 2017 private placement transaction may be exercised by means of a “cashless exercise” whereby the holder is entitled to receive a certificate for a number of Warrant Shares based on a formula described in the Warrant. Should any of the Warrants be exercised for cash, such proceeds will be used for working capital.

PRICE RANGE OF COMMON STOCK

Our common stock trades on The NASDAQ Capital Market under the symbol “IMNP.” The last reported sale price for our common stock on July 26, 2017 was $2.35 per share. As of July 26, 2017, we had approximately 91 holders of record of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

The following table sets forth for the periods indicated the high and low sale prices per share of our common stock as reported on The NASDAQ Capital Market, but as adjusted to reflect applicable reverse stock splits:

	High	Low
2016
First Quarter	$16.60	$8.00
Second Quarter	12.80	4.00
Third Quarter	11.00	5.00
Fourth Quarter	7.20	3.20

2015
First Quarter	$46.40	$30.00
Second Quarter	45.60	33.80
Third Quarter	39.40	20.40
Fourth Quarter	30.80	12.20

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock by (i) each person who, to our knowledge, owns more than 5% of our Common Stock, (ii) each of our current directors and the named executive officer identified under the heading “Executive Compensation” and (iii) all of our current directors and executive officers as a group. We have determined beneficial ownership in accordance with applicable rules of the SEC, and the information reflected in the table below is not necessarily indicative of beneficial ownership for any other purpose. Under applicable SEC rules, beneficial ownership includes any shares of Common Stock as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days after July 26, 2017 through the exercise of any option, warrant or right or through the conversion of any convertible security. Unless otherwise indicated in the footnotes to the table below and subject to community property laws where applicable, we believe, based on the information furnished to us that each of the persons named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

The information set forth in the table below is based on 10,107,700 shares of our Common Stock issued and outstanding on July 26, 2017. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of Common Stock subject to options, warrants, rights or other convertible securities held by that person that are currently exercisable or will be exercisable within 60 days after July 26, 2017. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the principal address of each of the stockholders below is in care of Immune Pharmaceuticals Inc., 550 Sylvan Avenue, Suite 101, Englewood Cliffs, NJ 07632.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned

5% + Stockholders:
Brian Skidmore, Melanie Skidmore, Bri-Mel Holdings, Ltd., collectively as a group	555,290	5.49%

Executive Officers and Directors:
Daniel G. Teper (1)	352,316	3.49%
John Militello (2)	6,808	*
Daniel Kazado (3)	60,052	*
Cameron Durrant (4)	15,950	*
Elliot Maza (5)	43,250	*
John Neczesny (6)	10,375	*
Jeff Paley (7)	13,775	*
All current executive officers and directors as a group (7 persons) (8)	502,526	4.97%

*	Represents beneficial ownership of less than 1% of the shares of Common Stock.
(1)	Includes 66,938 shares issuable upon the exercise of stock options that are exercisable within the next 60 days and warrants to purchase 1,388 shares of our Common Stock that are exercisable within the next 60 days.
(2)	Consists of 6,808 shares issuable upon the exercise of stock options that are exercisable within the next 60 days.
(3)	Consists of 14,125 shares issuable upon the exercise of stock options that are exercisable within the next 60 days, warrants to purchase 11,242 shares of our Common Stock that are exercisable within the next 60 days.
(4)	Consists of 15,950 shares issuable upon the exercise of stock options that are exercisable within the next 60 days.
(5)	Consists of 43,230 shares issuable upon the exercise of stock options that are exercisable within the next 60 days.
(6)	Consists of 10,375 shares issuable upon the exercise of stock options that are exercisable within the next 60 days.
(7)	Includes 10,775 shares issuable upon the exercise of stock options that are exercisable within the next 60 days granted as a Director of the Company. Also includes 3,000 options granted in connection with a consulting agreement prior to becoming a Director of the Company that are fully vested.
(8)	See footnotes 1 through 7.

SELLING stockHOLDERS

This prospectus relates to the resale from time to time by the selling security holders identified herein of up to an aggregate of 2,599,992 shares of our common stock, consisting of:

a)	310,850 shares of our common stock underlying a 6% Convertible Note with an initial principal amount of $525,000 and a warrant to purchase 83,333 shares of our common stock issued by the Company on April 10, 2017.

b)	1,864,354 shares of our common stock underlying convertible debentures and an additional 280,000 shares of our common stock issued by the Company to several institutional investors identified herein on May 4, 2017, and an additional 61,455 shares of our common stock issued by the Company to these investors on June 29, 2017;

The transactions by which the selling stockholders acquired their securities from us were exempt under the registration provisions of the Securities Act.

The shares of common stock referred to above are being registered to permit public sales of the shares of Common Stock, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered in this prospectus. The selling stockholders has had no material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of its acquisition of our shares or other securities.

Beneficial ownership is determined in accordance with the rules of the SEC. The selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 10,107,700 shares of Common stock outstanding as of July 26, 2017.

	Ownership Before Offering			After Offering (1)
Selling Stockholder	Number of Shares of Common stock Beneficially Owned		Number of Shares Offered	Number of Shares of Common stock Beneficially Owned		Percentage of Common stock Beneficially Owned
Private Placement
Anson Investments Master
Fund LP (2)	298,148		298,148	-0-		0%
Hudson Bay Master Fund LP (3)	239,112		239,112	-0-		0%
CVI Investments, Inc. (4)	447,221		447,221	-0-		0%
Intracoastal Capital, LLC (5)	298,148		298,148	-0-		0%
L1 Capital Global Opportunities
Master Fund	559,026		559,026	-0-		0%
Vista Capital Investments LLC	149,074		149,074	-0-		0%
EMA Financial LLC	215,080		215,080	-0-		0%

MEF I, LP 6% Convertible Note (6)	509,608	(7)	310,850	525,934	(8)	4.99%
EMA Financial, LLC Common Stock underlying warrants	83,333		83,333	-0-		0%

(1)	Represents the amount of shares that will be held by the selling stockholder after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) no other shares of our common stock are acquired or sold by the selling stockholder prior to completion of this offering. However, the selling stockholder may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholder after completion of this offering or otherwise.

(2)

Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Stock held by Anson. Bruce Winson is the Managing Member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Adam Spears are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Spears each disclaim beneficial ownership of these shares of Common Stock except to the extent of their pecuniary interest therein. The principal business address of Anson is 190 Elgin Ave; George Town, Grand Cayman.

(3)

Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(4)

Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI.  Mr. Kobinger disclaims any such beneficial ownership of the shares.  CVI is affiliated with one or more FINRA members, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the Registration Statement of shares purchased by the investor in this offering.

(5)

Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended of the securities reported herein that are held by Intracoastal. Mr. Asher, who is a manager of Intracoastal, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the common stock being registered hereunder in the ordinary course of business, and at the time of the acquisition of the common stock and warrants described herein, Intracoastal did not have any arrangements or understandings with any person to distribute such securities.

(6)	Magna Management LLC (“MMLLC”) is the investment manager of MEF I L.P. (“MEF”) and consequently has voting control and investment discretion over securities held by MEF. Magna GP LLC (“Magna GP”) is the general partner of MEF and may be considered the beneficial owner of any securities deemed to be beneficially owned by MEF. Marc Manuel is the Chief Investment Officer of MMLLC. Joshua Sason is the sole managing members of Magna GP and as a result may be considered beneficial owners of any securities deemed beneficially owned by MEF and Magna GP. Each of MMLLC, Magna GP and Messrs. Manuel and Sason disclaim beneficial ownership of these securities.

(7)

Represents (i) 310,850 shares of common stock underlying a 6% Convertible Note dated April 10, 2017 held directly by MEF which are being registered in this offering and (ii) 198,758 shares of common stock underlying a Senior Secured Convertible Note (the “Senior Note”) held directly by MEF. Excludes 809,431 shares of common stock underlying the Senior Note which note contains an ownership limitation such that the holder may not convert any of such securities to the extent that such conversion would result in the holder’s beneficial ownership being in excess of 4.99% of the Company’s issued and outstanding Common Stock together with all shares owned by the holder and its affiliates.

(8)	Represents 525,934 shares of common stock underlying the Senior Note. Excludes 482,255 shares of common stock underlying the Senior Note which note contains an ownership limitation such that the holder may not convert any of such securities to the extent that such conversion would result in the holder’s beneficial ownership being in excess of 4.99% of the Company’s issued and outstanding Common Stock together with all shares owned by the holder and its affiliates.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our Certificate of Incorporation authorizes the issuance of 225 million shares of capital stock, par value $0.0001 per share, all of which are designated as common stock.

Capital Stock Issued and Outstanding

We have issued and outstanding 10,107,700 shares as of July 26, 2017 of common stock, 500,437 shares of common stock issuable upon exercise of outstanding options as of March 31, 2017 and 632,080 shares of common stock issuable upon the exercise of warrants as of March 31, 2017.

Common Stock

The holders of the Common Stock will be entitled to one vote per share. In addition, the holders of the Common Stock will be entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds; however, the current policy of our Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of the Common Stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of the Common Stock will have no preemptive, subscription, redemption or conversion rights.

Dividend Policy

We have not declared nor paid any cash dividends on our common stock, and currently, we intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

Convertible Notes and Warrants

On April 13, 2017, we entered into a securities purchase agreement (the “April 2017 Purchase Agreement”), dated as of April 10, 2017 (the “Closing Date”), with EMA Financial, LLC (the “Investor”) pursuant to which the Investor purchased an aggregate principal amount of $525,000 of Convertible Notes for an aggregate purchase price of $450,000 (the “April 2017 Notes”). In July 2017, the April 2017 Notes were assigned by EMA to MEF I, LP (the “Holder”). The April 2017 Notes included a 5% origination fee and a 10% original issue discount that was added to the face amount of the April 2017 Notes. Net proceeds from the sale of the April 2017 Notes were $440,000, which have been used for general corporate purposes.

The April 2017 Notes bear interest at a rate of 6.0% per annum, payable in arrears on the maturity date of April 10, 2018 (the “Maturity Date”). The April 2017 Notes are convertible into shares of Common Stock, after the earlier of October 10, 2017 or the effectiveness of a registration statement to register the resale of the shares of Common Stock issuable upon conversion of the April 2017 Notes (the “Registration Statement”), at a conversion price equal to the lower of $2.80 per share or seventy five percent (75%) of the lowest trading price of the Common Stock during 15 trading days immediately preceding conversion (“Conversion Date”). In addition, the Company issued warrants for the purchase of 83,333 shares of Common Stock at an exercise price of $4.00 which are exercisable on a cashless basis (the “April 2017 Warrants”). The issuance and sale of the April 2017 Notes and the April 2017 Warrants pursuant to the April 2017 Purchase Agreement is collectively referred to herein as the “April 10, 2017 Transaction.”

Until October 10, 2017 (the “Prepayment Termination Date”), the Company has the right, exercisable on not less than five (5) trading days’ prior written notice to the holder of the April 2017 Notes, to prepay the outstanding balance on the April 2017 Notes (principal and accrued interest), in full. On the date fixed for prepayment (the “Optional Prepayment Date”), the Company must make payment of the Optional Prepayment Amount or upon the order of the Holder as specified by the Holder in writing to the Borrower at least one (1) business day prior to the Optional Prepayment Date. If the Company exercises its right to prepay the April 2017 Note, the Company must pay Holder an amount in cash (the “Optional Prepayment Amount”) equal to the Prepayment Factor (as defined below), multiplied by the sum of: (w) the then-outstanding principal amount of the April 2017 Note plus (x) accrued and unpaid interest on the unpaid principal amount of the April 2017 Note to the Optional Prepayment Date plus (y) default interest. For purposes hereof, the “Prepayment Factor” equals one hundred thirty-five percent (135%), provided that such Prepayment Factor shall equal one hundred twenty-five percent (125%) if the Optional Prepayment Date occurs on or before July 10, 2017.

In connection with the April 2017 Purchase Agreement, we entered into a registration rights agreement with the Investor (the “Registration Rights Agreement”) pursuant to which we agreed to file the Registration Statement with the SEC on or before May 25, 2017, and to use our reasonable best efforts for to cause such Registration Statement to become effective prior to July 9, 2017. Upon certain failures of the Company to file or maintain effectiveness of the Registration Statement, including the failure to file the Registration Statement on or before May 25, 2017, then on such event date and each one-month anniversary of such event date, the Company shall pay to the Investor an amount in cash equal to 1.5% of the aggregate purchase price paid by the Investor pursuant to the April 2017 Purchase Agreement for any unregistered registrable securities then held by the Investor, up to a maximum of 24% of the purchase price of the April 2017 Notes. On May 30, 2017, we reached an agreement with EMA to extend our time to file this registration statement until June 30, 2017, pursuant to the terms of the April 2017 Purchase Agreement.

The April 2017 Notes contain certain negative covenants preventing the Company from undertaking certain actions without the consent of the Investor. The April 2017 Notes also contain certain events of default, including but not limited to the Company’s failure to pay principal and interest, material defaults under the other transaction documents, material restatements of our financial statements, material defaults in other payment obligations, failure of the Company to comply with its reporting requirements with the SEC, bankruptcy or appointment of a receiver, the Company’s failure to deliver certificates representing the shares of Common Stock after a conversion, the entry of judgments in excess of $100,000 against the Company, failure to maintain a listing for our Common Stock on NASDAQ, OTCQX, NYSE, AMEX or an equivalent exchange, cessation of operations, the volume-weighted average sale price of our Common Stock remaining below $1.334 for 10 consecutive trading days prior to effectiveness of the Registration Statement, and the volume-weighted average sale price of our Common Stock remaining below $1.00 for 10 consecutive trading days after effectiveness of the Registration Statement. Any amount of principal or interest on the April 2017 Notes which is not paid when due shall bear interest at the default rate of 24% per annum. Further, if the Company fails to deliver to the Investor unlegended shares for a thirty-day period under certain circumstances, the Investor may require the Company to redeem all or any portion of the shares subject to such default.

In the case of certain defaults, including the failure to pay principal and interest when due at the maturity date, we may be required to pay a “Default Sum” equal to the outstanding principal amount of the April 2017 Notes, plus accrued and unpaid interest on the principal amount of the April 2017 Notes, plus default interest (if any), plus any other amounts owed to the Investor. In the case of a default due to failure to deliver conversion shares or a drop in the market price of our Common Stock below the specified thresholds, we may be required to pay twice the Default Sum. In the case of certain other defaults, including without limitation the failure to pay principal and interest when due after acceleration of the April 2017 Notes, we may be required to pay the greater of 150% of the Default Sum or the “parity value” of the Default Sum to be prepaid. For these purposes, the parity value means (a) the highest number of shares of Common Stock issuable upon conversion of or otherwise pursuant to such Default Sum, treating the trading day immediately preceding the mandatory prepayment date as the “conversion date” for purposes of determining the lowest applicable conversion price (unless the default arises as a result of a breach in respect of a specific conversion date, in which case such conversion date shall be the “conversion date”), multiplied by (b) the highest closing price for the Common Stock during the period beginning on the date of first occurrence of the event of default and ending one day prior to the mandatory prepayment date.

Each of the April 2017 Notes nullify any conversion thereunder, and the April 2017 Warrant is not exercisable, to the extent that after giving effect to such issuance due to a conversion or exercise the number of shares of Common Stock issued pursuant to the April 2017 Notes and April 2017 Warrant collectively would exceed 19.99% of the shares of Common Stock outstanding immediately prior to the Closing Date (the “Maximum Share Issuance”). Furthermore, under the April 2017 Purchase Agreement, if the total shares of Common Stock issued or issuable under the April 2017 Notes and the April 2017 Warrants exceeds 75% of the Maximum Share Issuance, then we are required to hold a Special Meeting to seek approval of the issuance of Common Stock issued or issuable under the April 2017 Notes and the April 2017 Warrants equal to and in excess of twenty percent (20%) of the Common Stock and voting power of the Company outstanding before the Closing Date.

On May 4, 2017, the Company entered into a securities purchase agreement (the “May 2017 Purchase Agreement”), with several institutional investors (the “Investors”) in a multi-tranche private placement of up to $3.4 million of convertible debentures (the “Debentures”, and the “May 2017 Offering”). Assuming that all of the Debentures are issued, the Debentures issued would be convertible into an aggregate of up to 925,105 shares of the Company’s Common Stock at a conversion price of $2.89 per share, subject to adjustment, plus the potential issuance of up to an additional 680,000 shares of the Company’s Common Stock issuable to the Investors. The initial sale of the Debentures in the May 2017 Offering closed on May 9, 2017, resulting in the issuance of convertible debentures with a principal balance of $1.9 million to the Investors (120% of the $1.5 million initial subscription amount (gross proceeds) to the Company), which are convertible into 581,315 shares of the Company’s common stock. In connection with this initial closing, the Investors received an additional aggregate of 280,000 shares of the Company’s common stock. As of the date of this Registration Statement, the Debentures issued in the initial closing of the May 2017 Offering have not been converted into shares of the Company’s common stock and remain outstanding.

The remaining principal amount of $1.6 million of Debentures were issuable to the Investors in subsequent closings linked to the achievement of certain milestones. On June 29, 2017, the Company entered into a letter agreement with the Investors and waived the right to issue the Debentures issuable in the subsequent closings and agreed to return to the Investors the remaining subscription amounts held in escrow on a pro rata basis relative to each Purchasers’ investment. Accordingly, no further shares of Common Stock will be issued in connection with the May 2017 Offering. In consideration of the foregoing, the Investors agreed to amend Section 4 (e) of their currently outstanding Debentures to provide that the Issuable Maximum (as defined in the Debentures) shall not exceed 9.99% (rather than 19.99%) of the number of shares of Common Stock outstanding on the trading day immediately preceding the date of the May 2017 Purchase Agreement. Maxim Group LLC acted as the sole placement agent for the offering.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

Limitation of Liability and Indemnification

Our amended certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, for payment of dividends or approval of stock purchases or redemptions that are prohibited by the DGCL, or for any transaction from which the director derived an improper personal benefit.

Under the DGCL, our directors have a fiduciary duty to us that is not eliminated by this provision of the amended certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. This provision also does not affect our directors’ responsibilities under any other laws, such as federal securities laws or state or federal environmental laws.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors or officers of the corporation, if they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was unlawful. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. Our amended certificate of incorporation provides that, to the fullest extent permitted by Section 145 of the DGCL, we shall indemnify any person who is or was a director or officer of us, or is or was serving at our request as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against the expenses, liabilities or other matters referred to in or covered by Section 145 of the DGCL. Our amended and restated bylaws provide that we will indemnify any person who was or is a party or threatened to be made a party to any proceeding by reason of the fact that such person is or was a director or officer of us or is or was serving at our request as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the fullest extent permitted by the DGCL.

In addition, we have entered into indemnification agreements with each of our directors and with certain of our executive officers. Pursuant to the indemnification agreements, we have agreed to indemnify and hold harmless these directors and officers to the fullest extent permitted by the DGCL. The agreements generally cover expenses that a director or officer incurs or amounts that a director or officer becomes obligated to pay because of any proceeding to which he or she is made or threatened to be made a party or participant by reason of his or her service as a current or former director, officer, employee or agent of the Company. The agreements also provide for the advancement of expenses to the directors and officers subject to specified conditions. There are certain exceptions to our obligation to indemnify the directors and officers, including any intentional malfeasance or act where the director or officer did not in good faith believe he or she was acting in our best interests, with respect to “short-swing” profit claims under Section 16(b) of the 1934 Act and, with certain exceptions, with respect to proceedings that he or she initiates.

Section 145 of the DGCL also empowers a corporation to purchase insurance for its officers and directors for such liabilities. We maintain liability insurance for our officers and directors.

PLAN OF DISTRIBUTION

General

We are registering the shares of common stock covered by this prospectus to permit the selling stockholders to conduct public secondary trading of these shares from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the shares offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the shares less any discounts and commissions. Each selling stockholder reserves the right to accept and, together with their respective agents, to reject, any proposed purchases of shares to be made directly or through agents.

Following the date of this prospectus, the selling stockholders and any of their pledgees, assignees and successors-in-interest may sell all or a portion of their shares from time to time in one or more transactions on the NASDAQ Capital Market or in the over-the-counter market at prevailing market prices or at privately negotiated market prices. The selling stockholders may use any one or more of the following methods when selling the shares of common stock offered by this prospectus:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

• broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale;

• through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

• under Rule 144, Rule 144A or Regulation S under the Securities Act, if available, rather than under this prospectus; or

• any other method permitted pursuant to applicable law.

Our common stock trades on the NASDAQ Capital Market under the symbol “IMNP.” Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. In compliance with FINRA guidelines, the maximum commission or discount to be received by an FINRA member or independent broker-dealer may not exceed 8% for the sale of any securities registered hereunder. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus. The selling stockholders have advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Each selling stockholder has in turn agreed to indemnify us for certain specified liabilities.

In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Under applicable rules and regulations under the Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

Unless otherwise indicated, Sheppard, Mullin, Richter & Hampton LLP, New York, New York, will pass upon the validity of the shares of our common stock to be sold in this offering.

EXPERTS

The financial statements as of December 31, 2016 and 2015 and for each of the two years in the period ended December 31, 2016 incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC covering the securities we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits filed as part of the registration statement for copies of the actual contract, agreement or other document.

We file annual, quarterly and other periodic reports, proxy statements and other information with the Securities and Exchange Commission. You can read our Securities and Exchange Commission filings, including this registration statement, over the Internet at the Securities and Exchange Commission’s website at www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street NE, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Our Internet address is www.immunepharma.com. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the Securities and Exchange Commission. The information found on our website is not part of this prospectus and investors should not rely on any such information in deciding whether to invest.

SUMMARY FINANCIAL DATA

The following tables presents summary condensed consolidated statements of comprehensive income (loss) for the periods indicated. The information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, our Quarterly Report on Form 10-Q for the period ended March 31, 2017, and the financial information and related notes incorporated by reference in this prospectus. See “Incorporation of Certain Information by Reference” on page 50 of this prospectus and “Where You Can Find Additional Information” on page 48 of this prospectus. We have derived the following summary financial data for the (i) years ended December 31, 2016 and December 31, 2015 from our audited consolidated financial statements that are incorporated by reference in this prospectus and (ii) quarters ended March 31, 2017 and March 31, 2016 from our unaudited consolidated financial statements that are incorporated by reference in this prospectus.

IMMUNE PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

	For the Years Ended December 31,		For the Three Months Ended March 31, (Unaudited)
	2016	2015	2017	2016

Revenue:	$-	$-	-	-

Operating expenses:
Research and development	8,333	5,935	1,028	2,011
General and administrative	6,427	9,789	1,667	2,413
In-process research and development impairment expense	12,500	-	-	-
Total operating expenses	27,260	15,724	2,695	4,424
Loss from operations	(27,260)	(15,724)	(2,695)	(4,424)

Non-operating expense:
Interest expense	(1,555)	(827)	(1,055)	(377)
Change in fair value of derivative instruments	(8,656)	(128)	-	(318)
Loss on extinguishment of debt	-	(463)	-	-
Other expense, net	(46)	(15)	(3)	(13)
Total non-operating expense	(10,257)	(1,433)	(1,058)	(708)
Net loss before income taxes	(37,517)	(17,157)	(3,753)	(5,132)
Income tax expense	4,856	-	-	-
Net loss	$(32,661)	$(17,157)	(3,753)	(5,132)
Deemed dividend	(7,973)	(6,959)	—	(886)
Net loss attributable to common stockholders	$(40,634)	$(24,116)	(3,753)	$(6,018)
Basic and diluted net loss per common share	$(9.58)	$(18.04)	(0.43)	$(3.49)
Weighted average common shares outstanding – basic and diluted	4,240,075	1,337,070	8,799,077	1,726,305

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have elected to incorporate the following documents into this prospectus, together with all exhibits filed therewith or incorporated therein by reference, to the extent not otherwise amended or superseded by the contents of this prospectus:

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, as filed with the SEC on June 14, 2017;
•	Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on May 17, 2017;
•	Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 30, 2016, as amended by our Annual Report on Form 10-K/A for the year ended December 31, 2015, filed with the SEC on April 29, 2016;
•

Current Reports on Form 8-K filed with the SEC on January 7, 2016, January 11, 2016, January 15, 2016, February 4, 2016, February 29, 2016, April 20, 2016, June 13, 2016, July 1, 2016, July 6, 2016, July 19, 2016, August 3, 2016, September 7, 2016, September 16, 2016, November 8, 2016, November 22, 2016, December 16, 2016, December 20, 2016, December 22, 2016, January 9, 2017, January 19, 2017 , February 1, 2017, February 3, 2017 and February 15, 2017, March 13, 2017, March 23, 2017, April 19, 2017, April 24, 2017, May 10, 2017, May 15, 2017, May 16, 2017, May 26, 2017 June 13, 2017 and June 21, 2017, a second 8-K on June 21, 2017, July 10, 2017, July 12, 2017 and July 18, 2017;

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing or telephoning us at the following address or telephone number: Immune Pharmaceuticals Inc. 550 Sylvan Avenue, Suite 101, Englewood Cliffs, NJ 07632, telephone (201) 608-5101.

Copies of these filings are also available through the “Investors” section of our website at www.immunepharma.com. For other ways to obtain a copy of these filings, please refer to “Prospectus Summary—Available Information.”

MATERIAL CHANGES

There have been no material changes to us since December 31, 2016 that have not been described in our annual report on 10-K, a Form 10-Q, a Current Report on Form 8-K or in this prospectus that should be included

IMMUNE PHARMACEUTICALS INC.

2,599,992 Shares of Common Stock

Common Stock

PROSPECTUS

July 28, 2017

PART II -INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance And Distribution

The following table sets forth the fees and expenses, other than placement agent fees and expenses, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee and the FINRA filing fee.

Item	Amount to be paid
SEC registration fee	$853
Printing expenses	2,000
Legal fees and expenses	25,000
Accounting fees and expenses	25,000
Transfer Agent fees and expenses	1,500
Miscellaneous expenses	3,500
Total	$57,853

Item 14. Indemnification of Directors And Officers

Our Certificate of Incorporation, as amended and as may be further amended and in effect from time to time, which we refer to as the amended certificate of incorporation, provides that our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, for payment of dividends or approval of stock purchases or redemptions that are prohibited by the General Corporation Law of the State of Delaware, as amended, which we refer to as the DGCL, or for any transaction from which the director derived an improper personal benefit. Under the DGCL, our directors have a fiduciary duty to us that is not eliminated by this provision of the amended certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. This provision also does not affect our directors’ responsibilities under any other laws, such as federal securities laws or state or federal environmental laws.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors or officers of the corporation, if they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was unlawful. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The amended certificate of incorporation provides that, to the fullest extent permitted by Section 145 of the DGCL, we shall indemnify any person who is or was a director or officer of us, or is or was serving at our request as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against the expenses, liabilities or other matters referred to in or covered by Section 145 of the DGCL. Our amended and restated bylaws provide that we will indemnify any person who was or is a party or threatened to be made a party to any proceeding by reason of the fact that such person is or was a director or officer of us or is or was serving at our request as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the fullest extent permitted by the DGCL. In addition, we have entered into agreements with each of our directors and officers under which, among other things, we have agreed to indemnify the director or officer against expenses incurred in any proceeding, including any action by us, in which the director or officer was, is or is threatened to be made a party or a participant by reason of his or her status as a present or former director, officer, employee or agent of us or, at our request, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. At present, there is no pending litigation or proceeding involving any director or officer as to which indemnification will be required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Section 145 of the DGCL also empowers a corporation to purchase insurance for its officers and directors for such liabilities. We maintain liability insurance for our officers and directors.

Item 15. Recent Sales of Unregistered Securities

Year Ended December 31, 2016

On January 21, 2016, the Company issued 4,000 shares of common stock to a consultant for services performed during January 2016. On January 27, 2016, the Company issued 12,500 shares of common stock to a consultant for services performed during January 2016. On March 28, 2016, the Company issued 10,000 shares of common stock to a consultant for services performed during March 2016.

During the second quarter of 2016, the Company entered into share purchase agreements with two accredited investors to sell 48,333 shares of the Company’s common stock at a price of $0.36 per share for total proceeds of $0.3 million.

During the third quarter of 2016, the Company entered into a securities purchase agreement with certain institutional investors for the sale of 158,730 shares of the Company’s common stock, for aggregate gross proceeds of $1,000,000. Under the securities purchase agreement, the Company issued to the investors warrants to purchase 25,000 shares of common stock at an exercise price of $1.00 per share. The warrants were sold concurrently with the sale of the shares of common stock, pursuant to the securities purchase agreement, in a concurrent private placement. The warrants are exercisable for a period of five years from the date of issuance at an exercise price equal to $1.00 per share. In connection with the sale of the shares of common stock and warrants, the Company relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering. Pursuant to the securities purchase agreement, the Company also agreed to pay to the investors a commitment fee of $100,000, in cash or alternatively, 17,500 shares of common stock. During the third quarter of 2016, the Company issued 17,500 shares of its common stock as payment for the commitment fee, for which the Company relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering. During the third quarter of 2016, the Company issued an aggregate of 115,667 shares of its common stock to certain related parties, for which the Company relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, in order to pay off certain promissory notes issued during the third quarter of 2016.

Year Ended December 31, 2015

On January 2, 2015, we issued 3,174 shares of common stock to a consultant for services performed during the month. On January 5, 2015, we issued 6,000 shares of common stock to a consultant for services performed. On January 8, 2015, we issued 700 shares of common stock to a consultant for services performed during the month. On January 31, 2015, we issued 160 shares of common stock to a consultant for services performed during the month. On February 1, 2015, we issued 702 shares of common stock to a consultant for services performed during the month. On February 13, 2015, we issued 276 shares of common stock to a consultant for services performed during the month. On February 28, 2015, we issued 160 shares of common stock to a consultant for services performed during the month. On March 2, 2015, we issued 1,202 shares of common stock to a consultant for services performed during the month. On March 31, 2015, we issued 160 shares of common stock to a consultant for services performed during the month.

On April 1, 2015, we issued to consultants an aggregate of 2,464 shares of common stock for services performed. On April 24, 2015, we issued 1,250 shares of common stock to a consultant for services performed during the month. On May 1, 2015, we issued to 250 shares of common stock to a consultant for services performed during the month. On June 1, 2015, we issued 250 shares of common stock to a consultant for services performed during the month.

On July 1, 2015, we issued to 250 shares of common stock to a consultant for services performed during the month. On August 1, 2015, we issued to 250 shares of common stock to a consultant for services performed during the month. On August 24, 2015, we issued 5,000 shares of common stock to a consultant for services performed. On September 14, 2015, we issued 5,000 shares of common stock to a consultant for services performed.

On November 24, 2015, the Company issued 5,882 shares of common stock to a consultant for services performed.

Year Ended December 31, 2014

On the last day of each month of the fourth quarter of 2014, the Company issued a total of 479 shares to a consultant for services performed during the month. On the first day of November and December 2014, the Company issued a total of 1,000 shares to various consultants for services performed during these months.

During the fourth quarter of 2014, the Company issued 883 shares of common stock for consulting services to various vendors for work performed by them during the fourth quarter of 2014.

In November 2014, the Company accelerated the vesting of 21,667 restricted shares for Melini Capital Corp. which were previously granted. In January 2014, we entered into a consulting agreement with Melini Capital Corp. and granted 30,000 restricted shares of our common stock, to vest monthly over three years.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

See the Exhibit Index included following the signature page of this registration statement.

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Englewood Cliffs, State of New Jersey, on July 28, 2017.

IMMUNE PHARMACEUTICALS INC.

By:	/s/ Elliot Maza
Elliot Maza
Interim Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons in the capacities indicated and on the dates indicated:

Signature	Title	Date

/s/Elliot M. Maza	Interim Chief Executive Officer and Director (Principal Executive Officer)	July 28, 2017
Elliot M. Maza

/s/ John C. Militello	VP Finance, Controller and Chief Accounting Officer	July 28, 2017
John Militello	(Principal Financial Officer and Principal Accounting Officer)

/s/ Daniel Kazado	Director	July 28, 2017
Daniel Kazado

/s/ Dr. Cameron Durrant	Director	July 28, 2017
Dr. Cameron Durrant

/s/ Dr. Daniel G. Teper	Director	July 28, 2017
Dr. Daniel G. Teper

/s/ John A. Neczesny	Director	July 28, 2017
John A. Neczesny

/s/ Dr. Jeffrey Paley	Director	July 28, 2017
Jeffrey Paley

 EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 21, 2008)*
3.2	Amendment to the Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 9, 2009)*
3.3	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 14, 2010)*
3.4	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 21, 2013)*
3.5	Certificate of Designation of Preferences, Rights and Limitations of Series C 8% Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 11, 2014)*
3.6	Certificate of Amendment to Certificate of Designation of Preferences, Rights and Limitations of Series C 8% Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 23, 2014)*
3.7	Certificate of Designations of Preferences, Rights and Limitations of Series D Redeemable Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 29, 2015)*
3.8	Certificate of Amendment to Articles of Incorporation, dated April 12, 2017 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 19, 2017)*
3.9	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 18, 2010)*
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP***
10.1	Securities Purchase Agreement, dated as of April 10, 2017, by and between the Company and EMA Financial, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 19, 2017)*
10.2	Convertible Note, dated as of April 10, 2017 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 19, 2017)*
10.3	Registration Rights Agreement, dated as of April 10, 2017, by and between the Company and EMA Financial, LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on April 19, 2017)*
10.4	Common Stock Purchase Warrant, dated as of April 10, 2017, by and between the Company and EMA Financial, LLC (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on April 19, 2017)*
10.5	Securities Purchase Agreement, dated as of May 4, 2017, by and between Immune Pharmaceuticals, Inc. and each purchaser identified therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 10, 2017)*
10.6	Form of Convertible Debenture (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K/A filed with the SEC on May 15, 2017)*
23.1	Consent of BDO USA, LLP***
23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included as part of Exhibit 5.1)***

*	Previously filed.
**	Indicates a management contract or compensatory plan or arrangement.
***	Filed herewith.
†	To be filed by amendment.